Registration No. 33-96414

 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 1997

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             --------------------

                                  FORM SB-2
                             Registration Statement
                                  Under The
                             Securities Act of 1933
                        (Post-Effective Amendment No. 2)
                               ----------------
                            SONICS & MATERIALS, INC.
                (Name of Small Business Issuer in Its Charter)
                             -------------------
  Delaware                         3662-723                 06-0854713
(State or Other         (Primary Standard Industrial    (I.R.S. Employer
Jurisdiction of          Classification Code Number)   Identification No.)
Incorporation or
 Organization)
                            Sonics & Materials, Inc.
                             West Kenosia Avenue
                              Danbury, CT 06810
                                (203) 744-4400
        (Address and Telephone Number of Principal Executive Offices)
    (Address of Principal Place of Business or Intended Principal Place of
                                  Business)

                         Robert S. Soloff, President
                          c/o Sonics & Materials, Inc.
                             West Kenosia Avenue
                              Danbury, CT 06810
                                (203) 744-4400
          (Name, Address and Telephone Number of Agent for Service)
                             -------------------

               Please address a copy of all correspondence to:

                              Jon T. Hirschoff
                              Kathleen A. Maher
                            Tyler Cooper & Alcorn
                              205 Church Street
                             New Haven, CT 06510
                             --------------------
   Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            SONICS & MATERIALS, INC.

                             Cross Reference Sheet

Form SB-2 Post Effective Amendment Item Number       Caption in Prospectus
                   & Caption

1.  Front of Registration Statement and
    Outside Front Cover of Prospectus........   Cover Page

2.  Inside Front and Outside Back Cover Pages
    of Prospectus ...........................   Cover Page, Outside Back Cover
                                                Page, Reports to Stockholders,
                                                Additional Information

3.  Summary Information and Risk Factors.....   Prospectus Summary, Risk
                                                Factors, Business

4.  Use of Proceeds .........................   Risk Factors, Use of Proceeds,
                                                Business

5.  Determination of Offering Price .........   *

6.  Dilution.................................   Dilution, Risk Factors

7.  Selling Security Holders.................   Concurrent Offering

8.  Plan of Distribution.....................   Prospectus Summary, Concurrent
                                                Offering, Certain
                                                Relationships and Related
                                                Transactions, Warrant
                                                Solicitation Fee

9.  Legal Proceedings .......................   Business

10. Directors, Executive Officers, Promoters
    and Control Persons......................   Management

11. Security Ownership of Certain Beneficial
    Owners and Management....................   Security Ownership of Certain
                                                Beneficial Owners

12. Description of Securities................   Description of Securities

13. Interest of Named Experts and Counsel ...   *

14. Disclosure of Commission Position on
    Indemnification For Securities Act
    Liabilities..............................   Description of Securities

15. Organization Within Last Five Years......   *

16. Description of Business..................   Prospectus Summary, Risk
                                                Factors, Business

17. Management's Discussion and Analysis or
    Plan of Operation .......................   Management's Discussion and
                                                Analysis of Financial
                                                Condition and Results of
                                                Operations

18. Description of Property..................   Business

19. Certain Relationships and Related
    Transactions ............................   Certain Relationships and
                                                Related Transactions

20. Market For Common Equity and Related
    Stockholder Matters......................   Prospectus Summary, Risk
                                                Factors, Description of
                                                Securities, Market for
                                                Company's Common Equity and
                                                Related Stockholder Matters

21. Executive Compensation...................   Management

22. Financial Statements.....................   Financial Statements

23. Changes in and Disagreements With
    Accountants on Accounting and Financial
    Disclosure...............................   *

----------------------
* Not Applicable

                                EXPLANATORY NOTE

      This Post-Effective Amendment No. Two to Registration Statement No. 33-96414 covers the registration of (i) up to 1,725,000 shares of Common Stock, par value $.03 per share (the "Common Stock"), underlying the exercise of certain outstanding Class A Redeemable Common Stock Purchase Warrants (the "Warrants") issued by the Company in its initial public offering effective on February 26, 1996, pursuant to a Prospectus dated February 26, 1996, and (ii) an additional 100,000 Options to Purchase Shares of Common Stock and Warrants (the "Selling Securityholder Options"), 100,000 shares of Common Stock underlying the exercise of the Selling Securityholder Options, 100,000 Warrants (the "Selling Securityholder Warrants") underlying the exercise of the Selling Securityholder Options, and 100,000 shares of Common Stock underlying the exercise of the Selling Securityholder Warrants (which together with the 100,000 shares of Common Stock underlying the exercise of the Selling Securityholder Options are hereinafter collectively referred to as the "Selling Securityholder Common Stock"), for resale from time to time by the Selling Securityholders. The Selling Securityholder Options, Selling Securityholder Warrants and Selling Securityholder Common Stock are sometimes collectively referred to herein as the "Selling Securityholder Securities."

Prospectus

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.

                            SONICS & MATERIALS, INC.

                        1,725,000 SHARES OF COMMON STOCK
                (Underlying the Exercise of Outstanding Warrants)
       100,000 OPTIONS TO PURCHASE SHARES OF COMMON STOCK AND WARRANTS
                         100,000 SHARES OF COMMON STOCK
                    (Underlying the Exercise of the Options)
                  100,000 WARRANTS TO PURCHASE COMMON STOCK
                    (Underlying the Exercise of the Options)
                         100,000 SHARES OF COMMON STOCK
                  (Underlying the Exercise of the Warrants)

      This Prospectus is being delivered to the holders of 1,725,000 Class A Redeemable Common Stock Purchase Warrants (the "Warrants") that were issued by Sonics & Materials, Inc., a Delaware corporation ("Sonics" or the "Company"), in its initial public offering that was effective on February 26, 1996 (the "Initial Offering"). Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $6.00 per share, subject to adjustment, for four years commencing February 26, 1997 (the "Offering"). The Warrants are subject to redemption by the Company under certain circumstances at a price of $.05 per Warrant. See "Description of Securities."

      The Common Stock and the Warrants are included in the Nasdaq National Market System under the symbols "SIMA" and "SIMAW," respectively.

      Concurrently with the Initial Offering, the Company registered for resale by certain affiliates (the "Selling Securityholders") of Monroe Parker
Securities, Inc., the underwriters for the Company in the Initial Offering ("Monroe Parker"), 100,000 Options to Purchase Shares of Common Stock and Warrants (the "Selling Securityholder Options"), 100,000 shares of Common Stock underlying the exercise of the Selling Securityholder Options, 100,000 Warrants (the "Selling Securityholder Warrants") underlying the exercise of the Selling Securityholder Options, and 100,000 shares of Common Stock underlying the exercise of the Selling Securityholder Warrants (which together with the 100,000 shares of Common Stock underlying the exercise of the Selling Securityholder Options are hereinafter collectively referred to as the "Selling Securityholder Common Stock"), for resale from time to time by the Selling Securityholders. The Selling Securityholder Options, Selling Securityholder Warrants and Selling Securityholder Common Stock are sometimes collectively referred to herein as the "Selling Securityholder Securities."

      The Selling Securityholder Securities may be sold from time to time by the Selling Securityholders or by their transferees (the "Concurrent Offering"). The distribution of the Selling Securityholder Securities offered hereby by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary brokers' transactions, in privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders. See "Concurrent Offering."

      The Selling Securityholders, and intermediaries through whom such securities are sold, may be deemed underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

      Sales of the Selling Securityholder Securities, or the potential of such sales, may have an adverse effect on the market price of the securities offered hereby. The Company will not receive any proceeds from the sale of any of the Selling Securityholder Securities. See "Risk Factors."
                            ----------------------
 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS
   OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" AND "DILUTION" ON PAGES 5
 AND 9 OF THIS PROSPECTUS FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY
                             PROSPECTIVE INVESTORS.
                            ----------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.
                            ----------------------

                                       Underwriting
                    Price to             Discounts          Proceeds to
                 Warrantholder(1)    and Commissions(2)     Company (3)
                   -------------       -------------       -------------
Per Share.....       $6.00                 $.24              $5.76
Total.........       $10,350,000           $414,000          $9,936,000

----------------------

(1)There is no assurance that the market value of the shares of Common Stock underlying the Warrants will at any time after exercise thereof exceed the exercise price paid therefor.

(2)Pursuant to an Underwriting Agreement entered into between the Company and Monroe Parker on February 26, 1996 in connection with the Company's Initial Offering, the Company has agreed to pay Monroe Parker a warrant solicitation fee of 4% of the exercise price of any of the Warrants exercised if the market price of the Company's Common Stock on the date the Warrant is exercised is greater than the exercise price of the Warrant, and certain other conditions are met. See "Warrant Solicitation Fee." The Company cannot presently estimate to what extent any such warrant solicitation fee will be paid.

(3)Assumes exercise of all of the presently outstanding Warrants (excluding the Selling Securityholder Warrants). All funds received from the exercise of the Warrants will be retained by the Company with the exception of (i) expenses incurred in connection with the preparation of this Prospectus, including printing and professional fees, estimated at $40,000, and (ii) a 4% warrant solicitation fee which may be paid to Monroe Parker upon the exercise of Warrants. See "Warrant Solicitation Fee." Does not include additional proceeds to be received by the Company upon the exercise by the Selling Securityholders of the Selling Securityholder Options and Selling Securityholder Warrants.
                            ----------------------
               The date of this Prospectus is February 14, 1997

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus: (i) gives effect to a 2.96 for 1 split of the Common Stock effective August, 1995 (the "First Stock Split") and (ii) gives effect to a 1.85 for 1 split of Common Stock effective February, 1996 (the "Second Stock Split"; together the "Stock Splits"). The information in this Prospectus, however, does not give effect to the exercise of (x) the Warrants, (y) the Selling Securityholder Options issued in connection with the Offering, and (z) options to purchase shares of Common Stock reserved for issuance under the Company's Incentive Stock Option Plan and certain outstanding non-qualified stock options. See "Description of Securities," "Management--Option and Stock Appreciation Rights" and "Security Ownership of Certain Beneficial Owners."

                                 THE COMPANY

      Sonics & Materials, Inc. (the "Company" or "Sonics") designs, manufactures and sells (i) ultrasonic bonding equipment for the welding, joining and fastening of thermoplastic components, textiles and other synthetic materials and (ii) ultrasonic liquid processors for dispersing, blending, cleaning, degassing, atomizing and reducing particles as well as expediting chemical reactions. To further address the needs of its customers, the Company introduced two new product lines in fiscal year 1996, the spin welder and the vibration welder, both of which are used for the bonding of thermoplastic components.

      Robert S. Soloff, the Company's chairman, president and founder, invented the ultrasonic plastic welding process early in his career. He has been granted nine patents in the field of power ultrasonics and is considered to be a pioneer in the application of ultrasonic technology to industrial processes. Howard Deans, general manager of the Company's Ultra Sonic Seal division, has also invented ultrasonic devices and processes covered by patents primarily for packaging and sealing. The patents granted to Messrs. Soloff and Deans have expired and the technology related to them is now in the public domain and is used in part in the development and manufacture of the Company's products.

      The Company was incorporated in New Jersey in April 1969, and was reincorporated in Delaware in October 1978. Its principal executive offices are located at West Kenosia Avenue, Danbury, Connecticut 06810. Its telephone number is (203) 744-4400.

                                  THE OFFERING

Securities Offered....................1,725,000 shares of Common Stock underlying the exercise of 1,725,000
                                      Warrants issued in the Company's
                                      initial public offering that was
                                      effective on February 26, 1996 (the
                                      "Initial Offering").  Each Warrant
                                      entitles the holder to purchase one
                                      share of Common Stock at an exercise
                                      price of $6.00, subject to adjustment,
                                      at any time commencing February 26,
                                      1997 and ending February 26, 2001.
                                      The Warrants are subject to redemption
                                      in certain circumstances.  See
                                      "Description of Securities."

Securities Offered Concurrently by
Selling Securityholders...............100,000 Options to Purchase Shares of
                                      Common Stock and Warrants (the
                                      "Selling Securityholder Options"),
                                      100,000 shares of Common Stock
                                      underlying  the  exercise  of the  Selling
                                      Securityholder  Options,  100,000 Warrants
                                      (the  "Selling  Securityholder  Warrants")
                                      underlying  the  exercise  of the  Selling
                                      Securityholder Options, and 100,000 shares
                                      of Common Stock underlying the exercise of
                                      the Selling Securityholder Warrants (which
                                      together with the 100,000 shares of Common
                                      Stock   underlying  the  exercise  of  the
                                      Selling    Securityholder    Options   are
                                      hereinafter  collectively  referred  to as
                                      the   "Selling    Securityholder    Common
                                      Stock"). See "Concurrent Offering."

Shares Outstanding Prior to
Offering (1)..........................3,500,100 shares

Shares Outstanding After
Offering (1)(2).......................5,225,100 shares

Use of Proceeds.......................The net proceeds which may be realized by the Company upon the exercise of
                                      all of the Company's Warrants
                                      (assuming no exercise of the Selling
                                      Securityholder Options), after
                                      provision for the possible payment of
                                      a warrant solicitation fee of 4% (see
                                      "Warrant Solicitation Fee") and
                                      deduction of expenses of this
                                      Offering, are estimated to be
                                      $9,896,000.  Any net proceeds received
                                      from the exercise of the Warrants are
                                      intended to be used for expansion of
                                      domestic and international marketing
                                      activities, research and development,
                                      reduction of debt, and working capital.
                                      See "Use of Proceeds." The Company will not receive any proceeds from the sale of securities offered concurrently by the Selling Securityholders. See
                                      "Concurrent Offering."

Nasdaq Symbols........................Common Stock - SIMA
                                      Warrants - SIMAW

Risk Factors..........................An investment in the securities offered hereby involves a high degree
                                      of risk and immediate substantial
                                      dilution to public investors.  See
                                      "Risk Factors" and "Dilution."
----------------------

(1)Does not include 250,000 shares reserved for issuance under the Company's Incentive Stock Option Plan, 285,366 shares reserved for issuance under certain outstanding non-qualified stock options or an aggregate of 200,000 shares which may be issued upon the exercise in full of the Selling Securityholder Securities. See "Management--Option and Stock Appreciation Rights," "Certain Relationships and Related Transactions" and "Concurrent Offering."

2) Assumes exercise of all the Warrants. Does not include an aggregate of 200,000 shares which may be issued upon the exercise of the Selling Securityholder Options and Selling Securityholder Warrants. Inasmuch as the Company has received no firm commitments therefor, there can be no assurance, however, as to the number of Warrants that will be exercised.
   See "Risk Factors."

                          SUMMARY FINANCIAL INFORMATION
                                                             Six months ended
                                Year Ended June 30,             December 31,
                         -------------------------------- ---------------------
                             1994       1995      1996        1995       1996
                         ---------- ---------- ---------- ---------- ----------
STATEMENT OF INCOME DATA

Net Sales............... $7,537,000 $8,575,000 $9,376,000 $4,392,000 $5,282,000
Gross profit............  3,795,000  4,347,000  4,284,000  2,198,000  2,552,000
Operating income........    429,000    765,000    491,000    280,000    230,000
Income before income
  taxes.................    425,000    780,000    436,000    243,000    253,000
Income taxes (benefit)..     35,000     45,000     (8,000)    22,000    101,000
                         ---------- ---------- ---------- ---------- ----------
Net income.............. $  390,000 $  735,000 $  444,000 $  221,000 $  152,000
                         ========== ========== ========== ========== ==========

PRO FORMA STATEMENT OF
INCOME DATA (1):
Income before income
  taxes................. $  782,000 $  940,000 $  436,000 $  243,000 $  253,000
Provision for income
  taxes.................    313,000    376,000    175,000     97,000    101,000
                         ---------- ---------- ---------- ---------- ----------
Net income.............. $  469,000 $  564,000 $  262,000 $  146,000 $  152,000
                         ========== ========== ========== ========== ==========
Primary net income
  per share............. $      .17 $      .22 $      .09 $      .05 $      .03
                         ========== ========== ========== ========== ==========
Weighted average number
  of shares outstanding.  2,746,000  2,624,000  3,409,000  2,696,000  4,573,000
                         ========== ========== ========== ========== ==========
Fully diluted net income
  per share............. $      .17 $      .22 $      .08 $      .05 $      .03
                         ========== ========== ========== ========== ==========
Weighted average number
  of shares outstanding.  2,746,000  2,624,000  3,441,000  2,696,000  4,573,000
                         ========== ========== ========== ========== ==========

                                                                          As
                                                                       Adjusted
                                      June 30,              Dec. 31,   Dec. 31,
                         -------------------------------- ---------------------
                            1994        1995       1996       1996     1996 (2)
                         ---------- ---------- ---------- ---------- ----------
Balance Sheet Data:
Working capital......... $2,267,000 $2,184,000 $6,010,000 $6,504,000 $16,000,000
Total assets............  3,794,000  4,985,000  9,181,000  8,265,000  17,661,000
Total liabilities.......  1,014,000  2,101,000  2,515,000  1,448,000     948,000
Stockholders' equity....  2,780,000  2,884,000  6,665,000  6,817,000  16,713,000

------------

(1)Pro forma statement of income data reflects (i) Common Stock expected to be outstanding immediately prior to the exercise of any of the Warrants after giving effect to the First and Second Stock Splits; (ii) adjustments for payment of additional salary to Mr. Soloff representing the personal income tax owed on the S corporation income; and (iii) federal, state and local taxes as if the Company had been a C corporation based on rates that would have been in effect for each period presented.
   See "Management--Executive Compensation."

(2)As adjusted to give effect to the sale of 1,725,000 shares of common stock underlying the warrants, at a price of $6.00 per share, and payment of outstanding note payable of $500,000 at December 31, 1996.

                                  RISK FACTORS

      Prospective investors should give careful attention to these risk factors, as well as to the other information described elsewhere in this Prospectus, including the financial statements and notes thereto, in evaluating the Company, its business and management before making a decision to exercise the Warrants or purchase the Selling Securityholder Securities.

IMPORTANCE OF FOREIGN SALES

      For the fiscal years ended June 30, 1994, 1995 and 1996, and for the six months ended December 31, 1995 and 1996, the Company derived approximately 30%, 34%, 33%, 35% and 35% of its total sales, respectively, from foreign markets. Sonics expects that foreign sales will continue to represent a significant portion of its future revenues. Foreign sales are subject to numerous risks, including political and economic instability in foreign markets, restrictive trade policies of foreign governments, inconsistent product regulation by foreign agencies or governments, currency valuation variations, exchange control problems, the imposition of product tariffs and the burdens of complying with a wide variety of international and U.S. export laws and differing regulatory requirements. To date, the Company's foreign sales have usually been transacted in U.S. dollars and payments have been at times supported by letters of credit. To the extent, however, that any foreign sales are transacted in a foreign currency or not supported by letters of credit, Sonics would also be subject to possible losses due to foreign currency fluctuations and difficulties associated with collection of accounts receivable abroad. See "Business--Sales and Marketing," "--International Operations" and "--Government Regulation."

TECHNOLOGICAL OBSOLESCENCE OR RESPONSIVENESS

      The markets served by the Company are characterized by rapid technological advances, changes in customer requirements and frequent new product introductions and enhancements. Sonics' business requires substantial ongoing research and development efforts and expenditures, and its future success will depend on its ability to enhance its current products and develop and introduce new products that keep pace with technological developments in response to evolving customer requirements. The Company's failure to anticipate or respond adequately to technological developments and changing customer requirements or the occurrence of significant delays in new product development or introduction or the technological failures of its products or the systems in which they are incorporated, could result in a material loss or failure to realize revenues and seriously impair its competitiveness. See "Business--Competition" and "--Research and Development."

NEW PRODUCT DEVELOPMENT

      Sonics may introduce products that fail to gain market acceptability due to a variety of factors. Accordingly, it is uncertain whether new products or enhancements of existing products can be successfully marketed and sold by the Company. See "Business--New Products," "--Sales and Marketing" and "--Research and Development."

COMPETITION

      The Company competes with a variety of manufacturers, foreign and domestic, many of which are larger, better known and have more resources in finance, technology, manufacturing and marketing. Sonics competes on the basis of price, performance, delivery and quality. See "Business--Industrial Background" and "--Competition."

DEPENDENCE UPON KEY PERSONNEL

      The Company is highly dependent on the services of Robert S. Soloff, its Chairman, President and Chief Executive Officer. On June 30, 1995, Sonics
entered into a three-year employment contract with him containing a non-competition clause and other provisions. The Company has obtained "key-man" term insurance in the amount of $1,700,000 on Mr. Soloff's life of which $1,000,000 would go to Sonics in the event of his death. The loss of his services to the Company would materially and adversely affect its business operations. Moreover, Mr. Soloff also serves as Sonics' Chief Financial Officer and Treasurer and has no formal training in accounting or financial matters. Although Sonics has an Accounting Manager who joined it in 1990 and has served in that capacity since 1992, there may be an adverse impact on the internal controls of the Company due to the concentration of many important functions in Mr. Soloff. See "Management."

RELIANCE ON SUB-CONTRACTORS AND SUPPLIERS

      The Company subcontracts the fabrication of its sheet metal and castings to a few third party manufacturers. It purchases certain other components for its equipment from sole sources both in the U.S. and abroad. Management believes that the loss of any of its sole source suppliers would not have a material adverse effect on Sonics' business. It does not have written agreements with any of these subcontractors or suppliers. This reliance on subcontractors, sole sources and other suppliers can result in some delays in deliveries as well as quality control and production problems. Moreover, the discontinuation of a necessary component by a subcontractor or supplier can also be a significant negative development for the Company. In addition, interference, suspension or termination of such fabrication or supply sources will cause greater delays due to the difficulties and time required to find suitable replacements or substitute sources and may have a material adverse impact on the Company's business. However, Sonics continues to refine its technology and seeks to procure more advanced components from varied domestic sources. See "Business--Manufacturing and Supply."

UNCERTAINTY REGARDING ULTRASONIC SURGICAL INSTRUMENT

      The Company has designed and developed an ultrasonic medical device for surgical liposuction procedures. See "Business--Products." This device has not been qualified under Food and Drug Administration ("FDA") regulations for general sale or use in the United States. See "Business--Government Regulation." The Company is presently attempting to locate another party to assist it in obtaining FDA approval of the device, as well as to assist with distribution of the device.

      Qualification of the device under applicable FDA regulations may be expensive and time-consuming and may never occur. In addition, it is uncertain whether the Company will be able to locate another party to assist it in obtaining FDA approval. The Company has no direct experience in regulatory compliance with the FDA, any clinical trials necessary for such compliance or in marketing medical devices. However, Sonics has retained Alan Broadwin, a director of the Company, as a consultant for these purposes. Mr. Broadwin has extensive experience in such regulatory compliance and in the marketing and development of medical devices, including those using ultrasonic technology. In the event that Sonics finds it too difficult or expensive to obtain FDA qualification or to market this product, it may opt not to proceed in this regard. See "Use of Proceeds" and "Business--Government Regulation."

POSSIBLE PRODUCT LIABILITY

      The Company's products may malfunction and cause loss of man hours, damage to or destruction of equipment or products, injury, death or delays. Sonics may be subject to product liability claims if such malfunctions, damage, destruction or delays occur. The sale of its ultrasonic surgical instruments would increase the risk of product liability due to possible harm to patients. Since the Company has been in business, no material product liability or other claims have been filed against it. While Sonics presently maintains product liability insurance of $1,000,000, it cannot be certain that such coverage will be adequate to satisfy future claims, if any.

CONTINUED CONTROL BY MANAGEMENT

      Robert S. Soloff, the Company's Chairman, President and Chief Executive Officer and, prior to the Company's Initial Offering, its sole stockholder, beneficially owns 71.4% of the Company's voting shares and thereby retains effective voting control of Sonics Common Stock. The Company's stockholders do not have the right to cumulative voting in the election of directors. Consequently, Mr. Soloff is able to elect all of the members of the Board of Directors and effectively controls the Company. In the event of the exercise of currently outstanding and exercisable Warrants and options, including the Selling Securityholder Options, the Soloff family would own in excess of 48.4% of the current total outstanding shares of Common Stock. See "Security Ownership of Certain Beneficial Owners" and "Description of Securities."

DEPENDENCE ON INTELLECTUAL PROPERTY

      The Company has no current patent protection on its products. On February 23, 1996, however, Sonics submitted a patent application with the U.S. Patent and Trademark Office for one of its bonding machines. On January 29, 1997, Sonics also submitted a patent application with the U.S. Patent and Trademark Office for its ultrasonic surgical device. Sonics' ability to compete effectively with other companies may depend, in part, on its ability to maintain the proprietary nature of its technologies. Sonics intends to rely substantially on unpatented proprietary information and know how, and there can be no assurance that others will not develop such information and know how independently or otherwise obtain access to and use its technology. Also, it is uncertain that the Company's proprietary technology will not infringe patents or other rights owned by others and that, as a result, it may not be in a position
to license such technology at a reasonable cost. Moreover, the Company is aware that there are two existing patents applicable to ultrasonic surgical liposuction devices. Management believes that all principal patents by others relating to ultrasonic bonding and liquid processor lines have expired. See
"Business--New         Products--Ultrasonic        Surgical        Instruments,"
"Business--Intellectual Property" and "--Legal Proceedings."

LACK OF DIVIDENDS; DILUTION

      The Company has made payments to its former sole stockholder in the form of additional compensation in order to pay personal taxes due from S corporation earnings and an additional payment as a distribution relating to previously taxed accumulated earnings. During the period from July 1, 1995 through the termination of the Company's S corporation status, the Company made distributions to Mr. Soloff of approximately $496,000, including an adjustable note payable to Mr. Soloff of $450,000, to cover estimated personal income taxes on the Company's S corporation income. The Company currently does not anticipate paying any other cash dividends on its Common Stock. See "Description of Securities."

      There will be immediate substantial dilution to purchasers of the shares offered hereby, since the net tangible book value of the Company's securities after the Offering will be substantially less than the public offering price. See "Dilution."

SELLING SECURITYHOLDER OPTIONS

      The Company sold the Selling Securityholder Options to affiliates of Monroe Parker at an aggregate price of $100. The Selling Securityholder Options enable the holders thereof to purchase 100,000 shares of Common Stock and 100,000 Warrants to purchase Common Stock. The Selling Securityholder Options are exercisable for a four-year period commencing February 26, 1997 at exercise prices equal to $8.25 per share of Common Stock and $.25 per Warrant. Selling Securityholder Warrants that are issuable upon exercise of the Selling Securityholder Options are subject to the same terms and conditions as the Warrants described under "Description of Securities."

      For the life of the Selling Securityholder Options, the holders thereof are given the opportunity to profit from a rise in the market price of the Common Stock or Warrants, which may result in a dilution of the interests of other stockholders. As a result, the Company may find it more difficult to raise additional equity capital if it should be needed for its business while the Selling Securityholder Options are outstanding. See "Concurrent Offering--Plan of Distribution."

POTENTIAL ADVERSE EFFECT OF REDEMPTION OF THE WARRANTS

      The Warrants may be redeemed by the Company at any time commencing February 26, 1997 and ending February 26, 2001 at a redemption price of $.05 per Warrant upon 30 days' prior written notice provided the average closing bid price of the Common Stock on Nasdaq (or the closing sale price of the Common Stock if traded on another national securities exchange) for 20 consecutive trading days ending within 10 days of the notice of redemption equals or exceeds $8.00 per share, subject to adjustment. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities--Warrants."

MARKET MAKING ACTIVITIES

      Rule 10b-6 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits certain persons participating in a distribution from trading in or inducing any person to purchase any security which is the subject of the distribution, any security of the same class and series, or any right to purchase any such security, until after they have completed their participation in the distribution. Though there are exceptions to this general rule which may apply to Monroe Parker, Rule 10b-6 may prevent Monroe Parker from providing a market for the Company's securities during certain periods while the Warrants are exercisable. The possibility that there will be no other market maker for the Company's securities during any periods when Monroe Parker is unable to trade in those securities may adversely affect the market price and liquidity of the securities offered hereby. Therefore, purchasers of the securities offered hereby may suffer a lack of liquidity in their investment or a material diminution of the value of their investments. See "Warrant Solicitation Fee" and "Concurrent Offering--Selling Securityholders' Plan of Distribution."

QUALIFICATIONS AND MAINTENANCE REQUIREMENTS FOR NASDAQ NATIONAL MARKET LISTINGS; MARKET VOLATILITY

      The Company's Common Stock and Warrants are listed for trading on the Nasdaq National Market System. The continued trading of these securities on Nasdaq is conditioned upon the Company meeting certain tests. If the Company fails to meet any of these tests, such securities could be delisted from trading on the Nasdaq System, which could materially affect the trading market for them. See "Description of Securities."

      The Nasdaq National Market System has experienced, and is likely to experience, significant price and volume fluctuations in the future, which could adversely affect the market price of the Common Stock and Warrants without regard to the operating performance of the Company. Sonics considers that factors such as quarterly fluctuations in financial results and developments in its industry could contribute to the volatility of the prices of its Common Stock and Warrants causing the value of these securities to fluctuate significantly. These factors, as well as general economic conditions such as increasing inflation, recessions or high interest rates, may adversely affect the market prices of the Common Stock and Warrants. In addition, if the bid price of the Common Stock falls below the minimum bid price required to be maintained for inclusion in the Nasdaq National Market System ($1 per share) the Common Stock could be delisted from the Nasdaq National Market System. If the Common Stock is delisted and is not eligible for trading on any other approved national securities exchange, any broker or dealer effecting a purchase or sale of unlisted Common Stock would be required to comply with the "penny stock" rules set forth in Section 15(g) of the Exchange Act, and the regulations promulgated thereunder, unless the transaction is otherwise exempt pursuant to specified exemptions contained in such rules. The "penny stock" rules require that, prior to the transaction, the broker or dealer has (i) approved the prospective investor's account for the transaction in "penny stock" in accordance with specified procedures and (ii) received from the investor a written agreement related to the transaction setting forth the identity and quantity of the "penny stock" to be purchased. These requirements, if imposed, may further adversely affect the liquidity of and market for the Company's securities.

CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE WARRANTS

      The Warrants and Selling Securityholder Securities have been registered pursuant to a Registration Statement, as amended, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus is a part. Unless the Company continues to keep such Registration Statement current and continues to take measures to qualify or keep qualified such securities in certain states, holders of the Warrants and the Selling Securityholder Options will not be able to exercise the Warrants or Options, although they may be immediately exercisable, or sell the underlying shares of Common Stock issuable upon exercise of the Warrants or Selling Securityholder Securities in the public market. In connection with the Initial Offering, the Company agreed to use its best efforts to qualify and maintain a current registration statement covering such Warrants, Options and shares of Common Stock. There can be no assurance, however, that Sonics will be able to maintain a current registration statement or to effect appropriate qualifications under applicable state securities laws, the failure of which may result in the exercise of the Warrants and Options and the resale or other disposition of Common Stock issued, upon such exercise, being unlawful. See "Description of Securities--Warrants" and "Concurrent Offering--Selling Securityholder Options."

POSSIBLE ISSUANCES OF PREFERRED STOCK

      Shares of Preferred Stock of the Company may be issued by the Board of Directors, without stockholder approval, on such terms as the Board may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Moreover, although the ability to issue Preferred Stock may provide flexibility in connection with possible acquisitions and other corporate purposes, such issuance may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, a majority of the voting stock of the Company. This result could prevent an increase in the market price of Sonics' Common Stock or cause a decline in such price. Sonics has no current plans to issue any shares of Preferred Stock. See "Description of Securities--Preferred Stock."

SHARES ELIGIBLE FOR FUTURE SALE

      Future sales of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act, pursuant to the Concurrent Offering or otherwise, could have an adverse effect on the price of the Company's securities. Robert Soloff, an officer and director of the Company, holds 2,500,000 shares of Common Stock. In connection with the Initial Offering, Mr. Soloff agreed not to publicly offer, sell or otherwise dispose of any such shares until February 26, 1998 without the prior written consent of Monroe Parker. In connection with the Concurrent Offering, 100,000 Selling Securityholder Options, 100,000 shares of Selling Securityholder Common Stock, and 100,000 Selling Securityholder Warrants and the securities underlying such Warrants were registered for resale concurrently with this Offering. Monroe Parker has "demand" and "piggy-back" registration rights covering the securities underlying the Selling Securityholder Options. Future sales of Common Stock, or the possibility of such sales in the public market, may adversely affect the market price of the securities offered hereby. See "Description of Securities" and "Concurrent Offering."

          CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

      Any statements in this Prospectus that are not statements of historical fact are forward-looking statements that are subject to a number of important risks and uncertainties that could cause actual results to differ materially. Specifically, any forward-looking statements in this Prospectus related to the Company's objectives of future growth, profitability and financial returns are subject to a number of risks and uncertainties, including, but not limited to, risks related to a growing market demand for Sonics' existing and new products, continued growth in sales and market share of Sonics and its Ultra Sonic Seal division's products, pricing, market acceptance of existing and new products, fluctuation in the sales product mix, general economic conditions, competitive products, and product and technology development. There can be no assurance that such objectives will be achieved. In addition, the Company's objectives of future growth, profitability and financial returns are also subject to the uncertainty of the Company being able to locate another party willing to assist Sonics in obtaining FDA approval for its ultrasonic surgical device and in developing a distribution network for this product. See "Business--New
Products." It is also uncertain whether a patent will be granted for the Company's ultrasonic surgical device. Factors that could cause actual results to differ materially include, but are not limited to, those discussed herein under "Risk Factors." The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                    DILUTION

      After giving effect to the Stock Splits, the net tangible book value of the Company as of December 31, 1996 was $6,817,331 or $1.95 per share. Net tangible book value per share is determined by dividing the tangible net worth of the Company, consisting of tangible assets less total liabilities, by the number of shares of Common Stock outstanding. After giving effect to the issuance of 1,725,000 shares of Common Stock to persons exercising the Warrants (the "New Investors") at an exercise price of $6.00 per Warrant and receipt of the net proceeds therefrom (after deduction of estimated public offering expenses and warrant solicitation fees), and assuming no exercise of the Selling Securityholder Options, the pro forma net tangible book value of the Company at December 31, 1996 would be $16,713,331 or $3.20 per share, representing an immediate increase in net book value of $1.25 per share to present shareholders and an immediate dilution of $2.80 per share or 47% to New Investors from the Warrant exercise price. "Dilution" means the difference between the Warrant exercise price per share and the pro forma net tangible book value per share after giving effect to this Offering. The following table illustrates the dilution of a New Investor's equity as of December 31, 1996.

Warrant exercise price per share............................   $6.00
   Net tangible book value per share before Offering........   $1.95
   Increase per share attributable to New Investors.........   $1.25
Pro Forma net tangible book value per share after Offering..   $3.20
                                                               -----
Dilution to New Investors...................................   $2.80
                                                               =====

      The following table summarizes, as of the date of this Prospectus, the difference between the existing stockholders and the New Investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the price per share:

                                                                      Average
                            Stock Purchased    Total Consideration Consideration
                           Number    Percent     Amount    Percent   Per Share
                         ---------- ---------- ---------- ---------- ----------
Existing
Stockholders............ 3,500,100     67.0%    7,718,299     42.7%     $2.21
New Investors(1)........ 1,725,000     33.0%   10,350,000     57.3%     $6.00
                         ---------- ---------- ---------- ----------
      Total (2)......... 5,225,100    100.0%   18,068,829    100.0%     $3.46
                         ========== ========== ========== ==========
----------------

(1)At an exercise price of $6.00 per share.

(2)Excludes: (i) up to 200,000 shares of Common Stock reserved for issuance upon the exercise in full of the Selling Securityholder Options; (ii) 250,000 shares of Common Stock reserved for issuance under the Company's incentive stock option plan; and (iii) 285,366 shares of Common Stock reserved for issuance upon exercise of certain non-qualified stock options. See "Management--Option and Stock Appreciation Rights," "Certain Relationships and Related Transactions," "Description of Securities" and "Concurrent Offering."

                     MARKET FOR COMPANY'S COMMON EQUITY AND
                         RELATED STOCKHOLDER MATTERS

      On February 26, 1996, the Company's Common Stock and Warrants were listed for quotation on the Nasdaq National Market System under the symbols "SIMA" and "SIMAW," respectively. Prior to that date, the Company's equity was not traded on any public market. The following table sets forth, for the periods indicated, the high and low bid prices for the Common Stock and Warrants as reported by Nasdaq. Quotations reflect prices between dealers, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

                                       High Bid       Low Bid
                                    -------------  ------------
Common Stock
------------
Quarter ended March 31, 1996
  (commencing February 26, 1996)...     10 1/2          6  3/4
Quarter ended June 30, 1996........     12 7/8          9
Quarter ended September 30, 1996...     14 1/4         10 13/16
Quarter ended December 31, 1996....     13 1/2          3  3/4
Quarter ended March 31, 1997
  (through February 13, 1997)......      6 3/8          4

Warrants
--------
Quarter ended March 31, 1996
   (commencing February 26, 1996)..      4 3/4             3/4
Quarter ended June 30, 1996........      6 1/2          4
Quarter ended September 30, 1996...      7 1/4          4  1/4
Quarter ended December 31, 1996....      6 1/4             1/2
Quarter ended March 31, 1997
   (through February 13, 1997).....      1 3/16           11/16

      On February 13, 1997,  the  Company  had 18  stockholders  of record and 6
Warrant holders of record. The Company has been informed by its registrar and transfer agent that these are holders in nominee name. The Company believes that the number of beneficial holders is greater.

                                 USE OF PROCEEDS

      The net proceeds which may be realized by the Company upon the exercise of all of the Company's Warrants (assuming no exercise of the Selling Securityholder Options), after provision for the possible payment of a warrant solicitation fee of 4% (see "Warrant Solicitation Fee") and deduction of expenses of this Offering, are estimated to be $9,896,000. Inasmuch as the Company has received no firm commitments for the exercise of the Warrants, no assurance can be given that all of the Warrants will be exercised.

      Any net proceeds received from the exercise of the Warrants are intended to be used for expansion of domestic and international marketing activities, research and development, reduction of existing debt, and working capital.

                               DIVIDEND POLICY

      Sonics has made payments in the form of additional compensation to its former sole stockholder, Mr. Soloff, to pay taxes due during its S corporation status and on June 29, 1995 made an additional $500,000 payment to Mr. Soloff as a distribution relating to previously taxed accumulated earnings. In addition, the Company distributed, in the form of a dividend to Mr. Soloff upon the effective date of the Company's Initial Offering, approximately 43% of the earnings of the Company from January 1, 1995 until February 26, 1996, or $496,000, which equals approximately the amounts Mr. Soloff would be expected to pay personally for income taxes based on such earnings. The distribution included an adjustable note payable to Mr. Soloff of $450,000 to cover the estimated personal income taxes on the Company's S corporation income. Such distribution to its former sole stockholder for purposes of tax payments has been charged to Sonics' retained earnings and does not affect its statement of income.

      The Company intends to follow a policy of retaining any earnings to finance the development and growth of its business. Accordingly, it does not anticipate other payments of cash or other dividends in the foreseeable future. See "Risk Factors--Lack of Dividends; Dilution." The payment of dividends, if any, rests within the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, its capital requirements and its overall financial condition. See "Description of Securities."

                                 CAPITALIZATION

      The following table sets forth the capitalization of the Company (i) at December 31, 1996 and (ii) as adjusted to give effect to the sale of the 1,725,000 shares of Common Stock underlying the exercise of the Warrants. See "Use of Proceeds." This table should be read in conjunction with the Financial Statements and notes thereto included elsewhere in this Prospectus.


                                               DECEMBER 31, 1996
                                          ----------------------------
                                             ACTUAL      AS ADJUSTED
                                          -------------  -------------
                                                  (UNAUDITED)
Indebtedness (1):
    Short-term debt, including current
      portion of long-term debt.........        100,000            -0-
    Long-term debt, net of current              400,000            -0-
      portion...........................

Stockholders' equity (2):
    Common stock, par value $.03 per            105,003
      share; 10,000,000 shares
      authorized; 3,500,100 shares                             156,753
      issued and outstanding; 5,225,100
      shares issued and outstanding as
      adjusted..........................
    Additional paid-in capital..........      6,417,126     16,261,376
    Retained earnings...................        295,202        295,202
                                          -------------  -------------
      Total stockholders' equity........      6,817,331     16,713,331
                                          =============  =============

----------------------

(1) Represents current portion of a $500,000 term note.

(2) Does not include (i) 250,000 shares of Common Stock reserved for issuance under the Company's incentive stock option plan, (ii) 285,366 shares of Common Stock reserved for issuance under certain non-qualified stock options, and (iii) up to 200,000 shares of Common Stock issuable upon the exercise of the Selling Securityholder Options. See "Management--Option and Stock Appreciation Rights," "Certain Relationships and Related Transactions," "Description of Securities," and "Concurrent Offering."

                           SELECTED FINANCIAL DATA

      The financial information set forth below for the years ended June 30, 1994, 1995 and 1996 and the six months ended December 31, 1995 and 1996 summarizes certain selected financial data which should be read in conjunction with the Company's audited financial statements and related notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations, all of which are included elsewhere in this Prospectus. The information as of and for the six months ended December 31, 1995 and 1996 is unaudited, but includes all adjustments, consisting of only normal recurring accruals, considered necessary for a fair presentation of financial positions and results of operations.

                                                             SIX MONTHS ENDED
                                YEAR ENDED JUNE 30,             DECEMBER 31,
                         -------------------------------- ---------------------
                             1994       1995      1996        1995       1996
                         ---------- ---------- ---------- ---------- ----------
STATEMENT OF INCOME DATA

Net Sales............... $7,536,614 $8,574,845 $9,376,170 $4,392,157 $5,281,755
Cost of sales...........  3,741,849  4,228,024  5,091,789  2,193,824  2,729,739
                         ---------- ---------- ---------- ---------- ----------
Gross profit............  3,794,765  4,346,821  4,284,381  2,198,333  2,552,016
Operating expenses......  3,365,395  3,582,037  3,793,261  1,918,713  2,321,618
                         ---------- ---------- ---------- ---------- ----------
Income from operations..    429,370    764,784    491,120    280,520    230,398
Other income (expense)..
  Other income
    (expense)...........      4,764     27,751     45,201     10,048     (1,187)
  Interest, net.........     (9,346)   (12,817)  (100,011)   (46,518)    24,148
                         ---------- ---------- ---------- ---------- ----------
Income before income
  taxes.................    424,788    779,718    436,310    243,150    253,359
Income taxes (benefit)..     35,000     45,000     (8,000)    21,668    101,343
                         ---------- ---------- ---------- ---------- ----------
Net income.............. $  389,788 $  734,718 $  444,310 $  221,482 $  152,016
                         ========== ========== ========== ========== ==========
PRO FORMA STATEMENT OF
  INCOME DATA(1)
Income before income
  taxes................. $  782,000 $  940,000 $  436,000 $  243,000 $  253,000
Provision for income
  taxes.................    313,000    376,000    174,000     97,000    101,000
                         ---------- ---------- ---------- ---------- ----------
Net income.............. $  469,000 $  564,000 $  262,000 $  146,000 $  152,000
                         ========== ========== ========== ========== ==========
Net income per share.... $      .17 $      .22 $      .09 $      .05 $      .03
                         ========== ========== ========== ========== ==========
Weighted average number
  of shares outstanding.  2,746,000  2,624,000  3,409,000  2,696,000  4,573,000
                         ========== ========== ========== ========== ==========
Fully diluted net income
  per share............. $      .17 $      .22 $      .08 $      .05 $      .03
                         ========== ========== ========== ========== ==========
Weighted average number
of shares outstanding...  2,746,000  2,624,000  3,441,000  2,696,000  4,573,000
                         ========== ========== ========== ========== ==========
BALANCE SHEET DATA
Cash and cash
  equivalents........... $   62,026 $  187,490 $   73,129 $        - $   52,825
Working capital.........  2,267,119  2,183,858  6,010,485  2,229,126  6,503,915
Total assets............  3,793,966  4,985,405  9,180,506  5,061,597  8,264,883
Long-term obligations,
  less current portion..          -          -          -     13,755    400,000
Stockholders' equity....  2,780,049  2,883,767  6,665,315  3,083,299  6,817,331

----------------------

(1)Pro forma statement of income data reflects (i) Common Stock expected to be outstanding immediately prior to the exercise of any of the Warrants after giving effect to the First and Second Stock Splits; (ii) adjustments for payment of additional salary to Mr. Soloff representing the personal income tax owed on the S corporation income totaling $0, $160,000 and $357,000 for the years ended June 30, 1996, 1995, 1994, and $0 and $0 for the six months ended December 31, 1996 and 1995, respectively; and (iii) federal, state and local taxes as if the Company had been a C corporation based on rates that would have been in effect for each period presented. See "Management--Executive Compensation."

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion of the financial condition and results of operations of the Company relates to the fiscal years ended June 30, 1994, 1995 and 1996 and the six months ended December 31, 1995 and 1996 and should be read in conjunction with the preceding Selected Financial Data and the Company's Financial Statements and notes thereto included elsewhere in this Prospectus. All references to full years are to the applicable fiscal year of the Company.

      Until February 26, 1996, the effective date of the Company's Initial Offering, the Company was an S corporation under the Federal Internal Revenue
Code. In lieu of federal income taxes on the corporation's income, the stockholders of an S corporation are taxed on their proportionate share of the corporation's net income. No provision or liability for Federal income taxes has been included, therefore, in the Company's financial statements or below for fiscal years 1994 or 1995, or for the six months ended December 31, 1995. However, adjustments for federal income taxes as if the Company were a C corporation on a pro forma basis have been made. See "Selected Financial Data" and "Financial Statements."

RESULTS OF OPERATIONS

RECENT FINANCIAL DEVELOPMENTS

      The following table sets forth, for the three most recent fiscal years and the six months ended December 31, 1995 and 1996, respectively, the percentage relationship to net sales of principal items in the Company's Statement of Income.

                   STATEMENT OF INCOME AS PERCENT OF SALES

                                YEAR ENDED JUNE 30,             DECEMBER 31,
                         -------------------------------- ---------------------
                             1994       1995      1996        1995       1996
                         ---------- ---------- ---------- ---------- ----------
                                                               (unaudited)
STATEMENT OF INCOME DATA
Net Sales...............     100.0%     100.0%     100.0%     100.0%     100.0%
Cost of sales...........      49.7       49.3       54.3       49.9       51.7
                         ---------- ---------- ---------- ---------- ----------
Gross profit............      50.3       50.7       45.7       50.1       48.3
Operating expenses......
  Selling...............      29.5       28.5       30.2       32.5       29.5
  General and
    administrative......      10.7        7.9        6.3        6.8        9.7
  Research and
    development.........       4.5        4.1        4.0        4.4        4.7
  Compensation expense
    - stock options.....        -         1.2         -          -          -
                         ---------- ---------- ---------- ---------- ----------
  Total operating
    expense.............      44.7       41.7       40.5       43.7       43.9
                         ---------- ---------- ---------- ---------- ----------
Other income (expense)..
  Interest, net.........       (.1)       (.2)      (1.1)      (1.1)        .4
  Other income (expense)        .1         .3         .5         .2         -
                         ---------- ---------- ---------- ---------- ----------
      Total other income
        (expense).......        -          .1        (.6)       (.9)        .4
                         ---------- ---------- ---------- ---------- ----------
Income before income
  taxes.................       5.6        9.1        4.6        5.5        4.8
Income taxes (benefit)..        .5         .5        (.1)        .5        1.9
                         ---------- ---------- ---------- ---------- ----------
Net income..............       5.1%       8.6%       4.7%       5.0%       2.9%
                         ========== ========== ========== ========== ==========

SIX MONTHS  ENDED  DECEMBER 31, 1996  COMPARED TO SIX MONTHS ENDED  DECEMBER 31,
1995.

      Net sales. Net sales for the six months ended December 31, 1996 increased $890,000 or 20.3% over the same period in fiscal 1996. This increase is a result of the Company's increased penetration into the Asian and Pacific Rim markets due to the expansion of the Company's sales efforts in that region, as well as initial sales of the Company's new vibration and spin welder products.

      Cost of Sales. Cost of sales increased from 49.9% of sales for the six months ended December 31, 1995 to 51.7% of sales for the six months ended December 31, 1996. Initial costs associated with the vibration welder line caused the cost of sales of these products, as a percentage of their net sales during the period, to be higher than the Company has experienced with other product lines. The Company is not able to pass these initial costs on to the customer.

      Selling Expenses. Selling expenses for the first six months of fiscal 1997 increased $131,000 or 9.1% over the same period in fiscal 1996. As a percentage of net sales these expenses decreased to 29.5% from 32.5% over the same period in fiscal 1996. This decrease in selling expenses as a percentage of net sales is a result of the Company maintaining fixed costs while increasing sales.

      General and Administrative Expenses. General and administrative expenses for the first six months of fiscal 1997 increased $214,000 or 72.0% over the same period in fiscal 1996. As a percentage of net sales, these expenses increased to 9.7% from 6.8% over the same period in fiscal 1996. This increase is primarily attributable to increased costs associated with the Company's obligations as a new public company, including professional fees and directors' and officers' insurance, as well as normal annual increases in salaries and bonuses.

      Research and Development Expenses. Research and development expenses increased $58,000 or 30.3% over the same period in fiscal 1996. The largest factor contributing to this increase was the planned expansion of the research and development department's technical staff.

      Interest Income, Net. Total interest income, net of interest expense, increased by $71,000 or 151.9% for the six months ended December 31, 1996.
This is due to the receipt and investment of the net proceeds from the Company's Initial Offereing. In addition, the Company utilized a portion of the net proceeds to reduce its borrowings under its bank line of credit.

      Income Taxes. Income taxes increased by $80,000 or 367.7%. During the six months ended December 31, 1995, the Company was an S corporation, and as such had no federal tax liability. Concurrent with the Initial Offering, the Company became a C corporation for federal tax purposes. This resulted in the Company incurring federal income taxes that it had not in the past.

YEAR ENDED JUNE 30, 1996 COMPARED TO YEAR ENDED JUNE 30, 1995

      Net Sales. Net sales for the year ended June 30, 1996 increased $801,000 or 9.3% over the prior year. This is primarily the result of increased sales volume for the liquid processor product line, as well as increased sales volume generated by the Company's ultrasonic bonding product line. In addition, the Company implemented a limited price increase for some of its products during the 1996 fiscal year.

      Cost of Sales. Cost of sales for the period increased from $4,228,000 in fiscal 1995 to $5,092,000 in fiscal 1996. This represents an increase of approximately 20.4%. A substantial portion of this increase is attributable to increased sales. The remaining increase is primarily attributable to the introduction of two new product lines as well as the introduction of the new generation of ultrasonic welders, in fiscal 1996. As a percentage of sales, cost of sales increased from 49.3% in fiscal 1995 to 54.3% in fiscal 1996. Initial costs associated with the startup of the spin welder line and the vibration welder line caused the cost of these products, as a percentage of their net sales during the start-up period, to be higher than the Company has experienced with other product lines. The Company was not able to pass these increased costs on to the customer. Management does not expect these increased costs to continue once these product lines are established. A fluctuation in the sales product mix also contributed to the increase. Since not all products have the same markup due to market considerations, the cost of sales may fluctuate depending on the actual sales mix for the period.

      Selling Expenses. Selling expenses for the year ended June 30, 1996 increased $382,000 or 15.6% over the prior year. A substantial portion of the increase is attributable to increased sales. The primary factor contributing to the remaining portion of the increase is the costs associated with two new product lines, the vibration welder and the spin welder. These costs of approximately $141,000 include the design and printing of product literature, as well as associated personnel expenses. The Company also incurred an additional expense relating to the design and printing of a new brochure for its ultrasonic welders. The increase is also attributable to $56,000 of increased travel expenses, including travel associated with the Company's international sales meeting held in November of 1995, and expenses related to the Company's liaison to the Korean marketplace.

      General and Administrative Expenses. General and administrative expenses for the year ended June 30, 1996 decreased by approximately $87,000 or 12.9% from the prior year. In fiscal 1995, the Company paid its shareholder approximately $160,000 to cover his personal tax liability resulting from the Company's subchapter S status. No such payments were made in fiscal year 1996. Offsetting the elimination of the bonus was an increase of approximately $80,000 in professional fees. This increase is primarily attributable to legal fees associated with the litigation related to the Company's dispute with Sonique Surgical Systems, Inc. ("Sonique") and Mentor Corp. ("Mentor"), which has been settled. See "Business--Legal Proceedings."

      Research and Development Expenses. Research and development expenses increased by approximately $23,000 in fiscal 1996. This represents an increase of approximately 6.6%. The increase is primarily attributable to expenses of approximately $46,000 incurred in fiscal year 1996 relating to CE testing of Sonics' existing ultrasonic equipment. CE approval is required for all equipment shipped into countries belonging to the European Community. The increase resulting from the CE testing was partially offset by a decrease in research and development materials.

      Total Operating Expenses. Total operating expenses for fiscal 1996 increased $211,000 or 5.9% over fiscal 1995. This increase is a result of the factors discussed above offset by a one-time charge to compensation expense in fiscal 1995 resulting from the repurchase and cancelation of stock options formerly held by two officers of the Company.

      Interest Expense. Total interest expense for fiscal 1996 increased $87,000 or 680%. This is due to increased borrowings on the Company's line of credit with its bank. In fiscal 1995 the average daily balance under this line of credit was approximately $141,000, compared to approximately $661,000 in fiscal 1996. The Company has reduced borrowings on its line of credit by utilizing proceeds from its Initial Offering.

      Income Taxes. Income taxes decreased by $53,000 or 117.8% due to the Company recording an income tax benefit of $91,000 for the recognition of a Federal deferred tax asset upon conversion of the Company from an S corporation to a C corporation due to the completion of the Initial Offering. This amount has been offset by an income tax provision of $50,000 based on the income earned by the Company from the date of the Initial Offering.

YEAR ENDED JUNE 30, 1995 COMPARED TO YEAR ENDED JUNE 30, 1994

      Net Sales. Net sales increased from $7,537,000 for fiscal 1994 to $8,575,000 for fiscal 1995, an increase of 13.8%. The increase in net sales was primarily attributable to increased sales of plastic welding equipment and expanded foreign markets for plastic bonding and liquid processor equipment. As a percentage of net sales, plastic welding equipment increased from 65.6% for fiscal 1994 to 70.7% for fiscal 1995.

      Cost of Sales. Cost of sales increased by $486,000 in fiscal 1995 from the previous fiscal year. However, as a percentage of net sales, these expenses remained relatively constant, decreasing from 49.7% in fiscal 1994 to 49.3% for the same period in 1995. This small decrease is attributable to the sales mix.

      Selling Expenses. Selling expenses for fiscal 1995 increased $226,000 or 10.2% over fiscal 1994. The increase in selling expenses is primarily attributable to increased participation in foreign trade shows, costs associated with opening a new sales office, increased foreign shipping costs and other sales expenditures. As a percentage of net sales over the periods, these expenses remained relatively consistent at 28.6% for fiscal 1995 and 29.5% for fiscal 1994.

      General and Administrative Expenses. General and administrative expenses for fiscal 1995 decreased $129,000 or 16.1% when compared to fiscal 1994. This decrease was primarily due to lower amounts paid to Mr. Soloff, the Company's then sole stockholder, during fiscal 1995 to cover his income tax liability for S corporation income. As a percentage of net sales, these expenses decreased to 7.9% in fiscal 1995 from 10.7% in fiscal 1994.

      Research and Development Expenses. Research and development expenses for fiscal 1995 increased $14,000 or 4.1% in comparison with fiscal 1994. This increase is due to the addition of a new engineering position in research and development and the Company's continuing efforts to improve existing products as well as to develop future products. Additional in-house engineering permitted decreases in expenditures to outside consultants.

      Total Operating Expenses. Total operating expenses for fiscal 1995 increased $217,000 or 6.4% over fiscal 1994. This increase was due, in part, to the Company's repurchase of two stock options held by officers of the Company. A one-time charge of $106,000 in operating expense reflects the compensation expense relating to the repurchase of these options.

LIQUIDITY AND CAPITAL RESOURCES

      Operations of the Company used cash of approximately $334,000 during the six months ended December 31, 1996 as a result of increasing inventory while paying down accounts payable balances. During the first six months of fiscal 1997, the Company invested approximately $111,000 in new capital equipment and leasehold improvements. As of June 30, 1996, the Company's working capital was $6,010,000. As of December 31, 1996, the Company's working capital had increased to $6,504,000, representing an increase of approximately 8.2%. During the second quarter of fiscal 1997, the Company reduced its borrowings under its line of credit by $1,000,000. In addition, the Company converted a $500,000 six month demand note payable to a five year term note at 8.75% interest.

      The Company's principal credit line is a $1,000,000 bank credit facility bearing interest at one-half of one percent above the prime rate. This credit arrangement matures on February 28, 1997. As of December 31, 1996, the Company had no borrowings on such credit facility.

IMPACT OF INFLATION

      The Company does not believe that inflation significantly affected its results of operations for the 1994, 1995 and 1996 fiscal years or for the six months ended December 31, 1995 and December 31, 1996.

                                    BUSINESS

GENERAL

      Sonics designs, manufactures and sells (i) ultrasonic bonding equipment for the welding, joining and fastening of thermoplastic components, textiles and other synthetic materials, and (ii) ultrasonic liquid processors for dispersing, blending, cleaning, degassing, atomizing and reducing particles as well as expediting chemical reactions. To further address the needs of its customers, the Company introduced two new product lines in fiscal year 1996, the spin welder and the vibration welder, both of which are used for the bonding of thermoplastic components.

      The Company was incorporated in New Jersey in April 1969, and was reincorporated in Delaware in October 1978. Robert S. Soloff, its chairman, president and founder, invented the ultrasonic plastic welding process early in his career. He has been granted nine patents in the field of power ultrasonics and is considered to be a pioneer in the application of ultrasonic technology to industrial processes. Howard Deans, general manager of the Company's Ultra Sonic Seal division, has also invented ultrasonic devices and processes covered by patents primarily for packaging and sealing. The patents granted to Messrs. Soloff and Deans have expired and the technology related to them is now in the public domain and is used in part in the development and manufacture of the Company's products.

PRODUCTS

      The Company is primarily a manufacturer of equipment in the following categories:

      Ultrasonic Welders -- Manufactured by the Company since its founding, this line of ultrasonic devices welds, bonds, fastens, sews and rivets thermoplastic components and other synthetic materials. As new applications were requested by industrial customers, the line has expanded over the years. Plastic welders and related devices are used in a wide variety of industries and applications. These include the automotive, computer, electronics, packaging, toy, home entertainment, medical device, textile and garment and home appliance industries.

      There are certain advantages to ultrasonic bonding in comparison to more traditional welding techniques. Uniform production is often accomplished due to the consistency, speed and focusing of the energy applied to the welded part. The bond created between the components is generally strong and clean. Because no solvents, adhesives or external heat are involved, adverse environmental factors are minimized. Materials which may not be easily assembled or welded by other technologies can be effectively bonded ultrasonically. Moreover, ultrasonic bonding is generally faster and requires less skilled labor or training than many other methods.

      Liquid Processors -- Liquid processors, which are sold under the Company's trade name "Vibra-Cell" or under private label, are ultrasonic devices that disperse, break up, emulsify, atomize, mix and blend substances in a liquid or semi-liquid medium. Substances affected by liquid processing include molecules, cells, tissues, fluids, chemicals and particles. These devices are available in different power configurations for low, medium and high volume applications with various capacities, features and accessories. Operating similarly to ultrasonic bonding systems and composed of many of the same components, liquid processors produce a different result because they are utilized in liquid, semi-liquid and powdered media.

      Liquid processors are utilized in biotechnology by scientists, biologists, chemists and pharmacologists, primarily in laboratories for research and testing purposes. The Company has extended the applications for its liquid processors from the research laboratories to industrial settings. The liquid processor also functions to process and test materials and substances on the production line and in vats and tanks. In the manufacture of pharmaceuticals and in the processing of petroleum products and certain specialty chemicals, they reduce particle size and facilitate mixing; in the preparation of paint and dyes, they blend and homogenize materials. In the ink industry, processors disperse black carbon. In the beverage and other industries, they are used to de-gas carbonated soda, wine, beer, spirits and solvents. The Company's liquid processors are also used as high-intensity cleaners. These ultrasonic cleaning devices are effective in spot cleaning and removing various contaminants, such as radioactive particles, proteins, rust, blood and oil from laboratory equipment.

      The Company recently began to manufacture a liquid processor with a spray nozzle that atomizes fluids by producing ultra-fine sprays in precisely measured dosage or at extremely low flow rates. Utilized in laboratories and plants, ultrasonic atomizers can coat, moisten, or deposit micro-droplets of liquid on glass, fabric, paper, semiconductors, pharmaceuticals, ceramics or tubes. They are also used to apply silicone and Teflon, disinfect surfaces and lubricate small parts.

NEW PRODUCTS

      In fiscal 1996, the Company expanded its product line to include both a vibration welder and a spin welder. Each of these products provides customers with an alternative method of bonding plastics, neither of which utilizes ultrasonic technology.

      Vibration Welder -- Vibration welders are generally used to weld larger plastic components together, and have the ability to weld a wider variety of plastics. In this technology, a non-vibrating part is hydraulically lifted from below to meet a horizontally-vibrating part. The vibrations cause friction and heat, melting the plastic, and a bond is effectuated between the plastic parts. The vibration welder that has been designed and is currently being manufactured by the Company is computer-controlled and has a power supply, digital display and other features similar to the Company's ultrasonic welder.

       Spin Welder -- The Company has developed and currently manufactures spin welders based on a non-ultrasonic process known as rotary friction welding. Rotary friction welding is a bonding technology generally used only when assembling cylindrical or round-shaped thermoplastic parts. It is also better suited for plastics of a semi-crystalline nature and assemblies requiring significant tooling relief. In spin welding, one plastic component is spun against a mating plastic part that is held stationary in a nesting fixture. Friction generated by the spinning action produces heat which melts the plastic and fuses the two parts together.

      The spin welding system offered by Sonics features, among other things, a multi-function programmable controller, RPM display, and a two horsepower electronic drive motor that spins the plastic part. The spin welder is composed of a steel frame and column with a control box. Other components of the system include a pneumatic head, an automotive spindle bearing, an air brake and clutch system, and steel plates.

Ultrasonic Surgical Instrument

      The Company has designed and developed an ultrasonic medical device for surgical liposuction procedures which dissolves and liquefies fat in humans and then suctions the remaining substance from the body by a vacuum pump. The Company's device differs from traditional liposuction devices in that it ultrasonically assists in the removal of fatty tissue. Instead of tearing and sucking the tissue away, the ultrasonic probe liquefies much of the fat which is extracted from the body.

       This device has not been qualified under FDA regulations for general sale or use in the United States. The Company is presently attempting to locate another party to assist it in obtaining FDA approval of the device, as well as to assist with distribution of the device. Management estimates that if a suitable party is located and FDA approval is obtained, it could be at least three years before full-scale marketing commences. If another party is not located by the Company to participate in this endeavor, the Company will reevaluate the feasibility of its entry into this field.

      Sonics has filed a patent application covering its new ultrasonic surgical instrument with the U.S. Patent and Trademark Office. It is not certain whether a patent for this application will be issued or, if issued, that such patent will offer adequate protection or will not be challenged by the holders of prior or other patents issued or to be issued for similar purposes. It is also not certain that FDA approval for such a device will be obtained.

INDUSTRY BACKGROUND

      Management believes that in recent years the market for ultrasonic bonding systems has undergone steady and consistent growth. It appears that more companies are seeking to replace metal components with thermoplastics in order to reduce the weight of products or to capitalize on other special properties of synthetic substances. Consequently, ultrasonic bonding systems and related welding devices have been more extensively utilized in industrial processing and in new assembly applications. In contrast, management believes that the market for liquid processors in the past has experienced inconsistent growth and occasional contractions. One of the major reasons for this inconsistent growth appears to be the decrease in Federal government spending on research and development. These budget cutbacks have adversely affected expenditures for new testing equipment, including liquid processors, by university, medical and industrial laboratories. To a certain extent, the past decline in sales of liquid processors in the research laboratory area has been offset by new and more extensive applications of such technology in other industries, such as the paint, chemical, petroleum and beverage industries, and medical industries. The market for liquid processors has only recently stabilized and appears to have resumed its growth.

MANUFACTURING AND SUPPLY

      Sonics' manufacturing operations, conducted at its facilities located in Danbury, Connecticut and Aston, Pennsylvania, are run on a batch basis in which a series of products move irregularly from station to station. The Company manufactures its products pursuant to historical and projected sales data as well as specific customer orders.

      Most supplies and materials required in the manufacture of the Company's products are available from many sources. Many of its suppliers are based in the same general locality as the Company's manufacturing operations. To date, Sonics has experienced few shortages and delays regarding supplies and materials. However, it is not certain that such shortages or delays may not have an adverse impact on Sonics' operations in the future. No one supplier accounted for more than 5% of its total purchases for inventory made in fiscal years 1995 or 1996. Although management believes that in all cases alternate sources of supplies can be located, a certain amount of time would inevitably be required to find substitutes. During any such interruption in supplies, the Company may have to curtail the production and sale of its devices and systems for an indefinite period.

      Sonics is not a party to any formal written contract regarding the delivery of its supplies and materials. It generally purchases such items pursuant to written purchase orders of both the individual and blanket varieties. Blanket purchase orders usually entail the purchase of larger amounts of items at fixed prices for delivery and payment on specific dates, ranging from two months to one year from delivery.

      Sonics has qualified its Connecticut facility to meet the quality management and assurance standards of an international rating organization (ISO
9001). ISO 9001 certification indicates that the Company has successfully implemented a quality assurance system that satisfies this standard. Sonics has also obtained CE approvals, which are now necessary for sales in Europe, for many models of its ultrasonic welder and liquid processor. It is working to obtain CE approvals for its other product lines.

MAINTENANCE AND SERVICE

      The Company offers warranties on all its products, including parts and labor, that range from one year to three years depending upon the type of product concerned. For fiscal years ended June 30, 1995 and 1996 and for the six months ended December 31, 1995 and 1996, expenses attributable to warranties were approximately $78,000, $63,000, $31,000 and $31,000, respectively. Sonics performs repair services on all of its products sold domestically either at its Connecticut or Pennsylvania facilities or at customer locations. Servicing of foreign sales is usually handled by distributors abroad or in the Company's Swiss branch office regarding its devices sold in Europe. These services are performed upon specific order without contracts at various rates. The Company usually charges for the time that its employees spend on the task and the cost of the materials or parts involved in the repair. For fiscal years ended June 30, 1995 and 1996, and the six months ended December 31, 1995 and 1996, the Company had income of approximately $321,000, $358,000, $168,000 and $204,000, respectively, for out-of-warranty services performed. Company devices generally have a long operating life, and Sonics has repaired machines manufactured by it that are more than 25 years old.

SALES AND MARKETING

      Sonics generally markets and sells its products in the United States and abroad through a network of sales representatives and distributors to end users and original equipment manufacturers ("OEMs"). In the United States, the Company and its Ultra Sonic Seal division utilize approximately 50 sales representatives in 48 states. In the overseas market, it relies on approximately 67 distributors and several sales representatives to distribute its products in 49 countries. The areas covered by these third parties include North and South America, the Middle and Far East, Europe and Australia.

SALES REPRESENTATIVES

      The Company's relationship with its sales representatives is usually governed by a written contract which is generally terminable by either party on 30 days prior notice. The contract provides for exclusive territorial and product representation and commissions payable to them on their sales depending on whether basic units or accessories are involved and typically covers ultrasonic bonding systems and liquid processors. OEM sales made by the Company are excluded from the commission arrangements. Generally, the sales representatives do not purchase for their own account, but merely sell Sonics' products on the Company's behalf. They also may represent other manufacturers but generally not those competitive with the Company's products. Except for one sales representative which accounted for 10.1% in fiscal 1996, no one sales representative accounted for more than 5% of Sonics' sales for fiscal years 1995 and 1996. The loss of such representatives representing in the aggregate significant sales may have a material adverse impact on the Company's business.

      The Company's Ultra Sonic Seal division ("USS") sells its plastic welder under its division name. USS maintains a network of sales representatives in the United States different from that for Sonics' main product lines. The terms of these arrangements with its sales representatives are similar.

DISTRIBUTORS

      Sales of Sonics' products to distributors are also generally made pursuant to written contracts. Under such contracts, distributors are prevented from selling devices competitive to the Company's products and provide repair service. Generally, payments must be made in U.S. dollars within 30 days of delivery of the product. Distribution arrangements are either exclusive or non-exclusive and are cancelable upon 30 days notice. The contracts generally exclude private label sales made by Sonics in the distributor's territory even if the relationship is of an exclusive type and typically cover sales of both ultrasonic bonding systems and liquid processor lines. The Company now also offers both its spin welder and vibration welder to its sales representatives and distributors. The Company also sells these products directly to end-users or under private label. The Company usually grants discounts to distributors, depending on the product and quantity sold. No one distributor accounted for more than 5% of Sonics' sales in fiscal years 1995 and 1996. The loss of distributors in substantial numbers or at key locations could have a material adverse effect on the Company's business. USS maintains separate but similar arrangements with at least three foreign distributors abroad.

      The Company promotes the sale of its products through direct mailings, trade shows, product literature, press releases, advertising in trade magazines and listings in catalogs. The Company occasionally engages in cooperative advertising with some of its distributors.

CUSTOMERS

      Sonics sells its products, directly or indirectly, to numerous customers, ranging in size from small companies to large Fortune 100 corporations. Its customers are end-users, original equipment manufacturers, system integrators and resellers, and distributors. Many of its customers are repeat purchasers. None of its customers represented more than 5% of Sonics' sales for fiscal 1995 or 1996.

INTERNATIONAL OPERATIONS

      The Company's international activities are an important portion of its business. Approximately 34%, 33% , 35% and 35%, of its sales for fiscal years 1995 and 1996, and the six months ended December 31, 1995 and 1996, respectively, are attributable to sales of its products outside the United States. The Company also operates a branch office in Gland, Switzerland where it sells and services its ultrasonic devices for the European market except for the United Kingdom.

      Internationally, the Company sells its ultrasonic products under its own label to end users and distributors or under the trade name of the distributor. In most cases, Sonics' devices are shipped to foreign distributors and end users as completed units. However, in certain situations, especially with regard to distributors of ultrasonic welders located in Asia and South America, the Company's systems are made available in kit form and assembled there. Kits frequently contain all components for devices but in some instances only a portion of the requisite components is provided. For some foreign sales, no written distribution arrangement exists.

COMPETITION

      The Company competes in each of its markets against a variety of other concerns, many of which are larger and have greater financial, technical, marketing, distribution and other resources than Sonics. It competes on the basis of service, performance, reliability, price and delivery.

      Prior to making a sale, the Company will invest time and resources exploring whether it can profitably handle a new application for potential and existing customers. Generally, the Company receives no compensation for this pre-sale activity except when special tooling is required and payment for such services only occurs when and if product sales are consummated. Like nearly all manufacturers in this industry, the Company invests heavily in this pre-sale examination of new applications. Such examination represents another area in which such manufacturers compete, and those with greater resources and manpower may possess a competitive advantage.

      With respect to its ultrasonic bonding equipment, the Company encounters competition from Branson Ultrasonics Co. ("Branson"), a subsidiary of Emerson Electric Co., Dukane Corp. ("Dukane"), Herrmann Ultrasonics, Inc., Forward Technology Industries, Inc. and other smaller manufacturers. The two dominant companies in this area are Branson and
Dukane.   Some of these competitors also offer spin and vibration devices as well as ultrasonic ones.

      In the ultrasonic liquid processor market, the Company's principal competitors are Branson and Misonix Inc. Management believes that in this market Sonics has the largest market share.

BACKLOG

      As of December 31, 1996, the Company's backlog was approximately $973,333 as compared with a backlog of $1,251,650 as of December 31, 1995. No one customer accounted for more than 10% of such backlog at December 31, 1996.

      Substantially all of the Company's backlog figures are based on written purchase orders executed by the customer and involve product deliveries and not engineering services. All orders are subject to cancelation.

RESEARCH AND DEVELOPMENT

      The Company maintains an engineering staff responsible for the improvement of existing products, modification of products to meet customer needs and the engineering, research and development of new products and applications. Engineering and research and development expenses were approximately $349,000 for fiscal 1995 and $372,000 for fiscal 1996, and $192,000 and $250,000 for the six months ended December 31, 1995 and 1996, respectively.

INTELLECTUAL PROPERTY

      Proprietary information and know how are important to the Company's success. Sonics holds no active patents but has trademark protection for its "Vibra-Cell" trade name. There can be no assurance that others have not developed, or will not develop, independently, the same or similar information or obtain and use proprietary information of the Company. Sonics has obtained written assurances from its employees, sales representatives and distributors under confidentiality agreements regarding its proprietary information.

      On February 23, 1996, the Company filed a patent application with the U.S. Patent and Trademark office for one of its bonding machines. On January 29, 1997, the Company filed a patent application with the U.S. Patent and Trademark Office covering its new ultrasonic surgical instrument. The Company cannot predict whether either patent will be granted or the extent of protection offered thereby.

GOVERNMENT REGULATION

      Sonics' bonding and liquid processor lines generally are not governed by specific legal rules and laws. The Company's ultrasonic surgical instrument, however, is subject to a variety of FDA regulations before it can be manufactured or sold in the United States. The FDA has rules which govern the design, manufacture, distribution, approval and promotion of medical devices in the United States. Full FDA approval often takes a number of years and involves the expenditure of substantial resources.

      Various states and foreign countries in which Sonics' products are, or may be, sold may impose additional regulatory requirements, such as the Medical Device Directive in the European Common Market.

      Sonics intends to file a patent application for its ultrasonic surgical instrument. The Company is also seeking another party to assist it in obtaining FDA approval for the use and marketing of its ultrasonic surgical instrument, as well as for assistance in the distribution of the device. Obtaining FDA approval for the device's use and marketing requires the implementation of two separate procedures. First, a 510(k) notification for the use of its product as a general surgical removal device would have to be submitted with the FDA. Second, regulatory approval from the FDA for the specific application of its device to liposuction procedures would be sought through the filing of a pre-market approval application ("PMA") or through reclassification. No assurance can be given that any FDA approval application procedure would be successful, if such an application is filed. Further, if another party is not located by the Company to participate in this endeavor, the Company will reevaluate the feasibility of its entry into this field.

      Sonics' sales abroad may make it subject to other U.S. and foreign laws. The Company and its agents are also governed by the restrictions of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"). FCPA prohibits the promise or payments of any money, remuneration or other items of value to foreign government officials, public office holders, political parties and others with regard to the obtaining or preserving of commercial contracts or orders. Sonics has urged its foreign distributors to comply with the requirements of FCPA. All these restrictions may hamper the Company in its marketing efforts abroad.

      In addition, other federal, state and local agencies, including those in the environmental, fire hazard control, and working conditions areas could have a material adverse affect upon the Company's ability to do business. Sonics is not involved in any pending or threatened proceedings which would require curtailment of, or otherwise restrict, its operations because of such regulations and compliance with applicable environmental or other regulations. None of these laws has had a material effect upon its capital expenditures, financial condition or results of operations.

EMPLOYEES

      As of December 31, 1996, the Company had 96 full-time employees including its officers, of whom 57 were engaged in manufacturing, four in repair services, seven in administration and financial control, nine in engineering and research and development, and 19 in marketing and sales.

      None of Sonics' employees is covered by a collective bargaining agreement or represented by a labor union. Sonics considers its relationship with its employees to be good.

      The design and manufacture of the Company's equipment requires substantial technical capabilities in many disparate disciplines, from mechanics and computer science to electronics and mathematics. While management believes that the capability and experience of its technical employees compares favorably with other similar manufacturers, there can be no assurance that it can retain existing employees or attract and hire the highly capable technical employees necessary in the future on favorable terms, if at all.

PROPERTY AND FACILITIES

      The Company's primary manufacturing and office facility is located in Danbury, Connecticut in four separate steel and cinder block buildings, three of which are on the same parcel of land. These facilities are considered adequate for its current needs, but may not be suitable for Sonics' anticipated requirements. In management's opinion, appropriate space for its long-term needs is available in the Danbury area on terms comparable to those of its existing facility. In the future, Sonics may lease or purchase larger facilities for its headquarters.

      As of December 31, 1996, the following table lists the Company's offices by location, all of which are leased, and certain other information:

                                Approximate
                                Total Area
                                 Leased in                         Approximate
                                  Square         Expiration     Current Annual
                                  Footage       Date of Lease        Rent (1)
                                -----------  ------------------  -------------

Kenosia Ave., Danbury,
Connecticut....................   23,000      October 31, 1997(2)   $159,000
Shelter Rock Road, Danbury,
Connecticut....................   10,000      February 14, 1998(2)    45,000
Aston, Pennsylvania............    4,900      September 30, 1997      39,200
Naperville, Illinois...........    2,000      December 31, 1997       12,500
Gland, Switzerland.............    3,000      January 31, 1998(2)     14,400

----------------------

(1) Includes proportionate cost of utilities, repairs, cleaning, snow removal, taxes and insurance.

(2)   Contains renewal option as listed below:
        Kenosia Ave., Danbury, CT................ 6 months
        Shelter Rock Rd., Danbury, CT............ 6 months
        Gland Switzerland........................ 1 year

      The Company  believes that it has adequate  insurance  coverage for all of
its  leased  properties.   The  Company  also  leases  certain  automobiles  and
equipment.

LEGAL PROCEEDINGS

      On October 3, 1995, the Company commenced an action in the United States District Court in Connecticut for declaratory judgments against Sonique and Mentor on issues involving alleged infringement of their patent rights and alleged violations of certain confidentiality arrangements. Subsequently, Sonics moved to amend its complaint in this action in order to add another cause of action against the defendants, for breach of a confidentiality contract. On or about November 14, 1995, Sonique and Mentor answered Sonics' complaint denying certain of its allegations and admitting others and counterclaiming against it for patent infringement and breach of confidential information obligations in such suit. In their counterclaims, defendants sought unspecified damages, injunctions, attorneys' fees and other costs. In May of 1996, the Company, Sonique and Mentor reached an agreement settling all outstanding claims and counterclaims among the three companies.

      There is no other pending or threatened material litigation or proceeding against the Company.

                                   MANAGEMENT

              Name                      Age            Title
              ----                      ---            -----

     Robert S. Soloff (1)(2)...........  56  Chairman, Chief Executive Officer,
                                             President, Treasurer and Director
     Richard H. Berger.................  52  Vice President of Sales and
                                             Marketing
     Daniel Grise......................  39  Vice President of Operations
     Lauren H. Soloff..................  31  Secretary, Vice President of
                                             Legal Affairs and Investor
                                             Relations and Director
      Alan Broadwin (1)................  60  Director
      Stephen J. Drescher..............  33  Director
      Carole Soloff....................  54  Director
      Jack T. Tyransky (1)(2)..........  50  Director

--------------------

(1)   Member of Audit Committee.
(2)   Member of Stock Option Committee.

      All directors hold office until the next annual meeting of stockholders or until their successors are elected and qualify. Executive officers hold office until their successors are chosen and qualify, subject to earlier removal by the Board of Directors.

      ROBERT S. SOLOFF

      Robert S. Soloff founded the Company in 1969 and has served as its Chairman, President and a director since then. From 1960 to 1961, he was employed as an Assistant Project Engineer by Kearfott-Singer, Inc. designing ultrasonic oil burners and investigating the use of ultrasonic energy for various industrial applications. From 1962 until 1969, Mr. Soloff held a variety of positions with Branson Sonic Power Company, a major manufacturer of ultrasonic devices. These positions included laboratory manager for new products and applications, New York Metro district sales manager and manager of new product development. Mr. Soloff is currently serving as a director of the Ultrasonic Industry Association. He is a 1960 graduate of Cooper Union where he earned a bachelor of science degree in mechanical engineering. Mr. Soloff has served as a director of the Company since 1969.

      RICHARD H. BERGER

      Richard H. Berger joined the Company in 1983 as Product Manager and in 1984 became Vice President of Sales and Marketing and has continued in that capacity since that date. From 1972 to 1983, he was employed by Branson Sonic Power Company in a variety of positions, including Product Specialist, Product Manager and Marketing Director for Fabric and Film Sealing, and Marketing Director for Packaging and Textile Equipment. Mr. Berger holds bachelor of arts and masters degrees in business administration from the University of New Haven.

      DANIEL GRISE

      Daniel Grise joined the Company in 1977 as an electronics technician. During his tenure with the Company, Mr. Grise has held a variety of positions, including production supervisor, research and development engineer, quality control manager, and director of operations. In 1989, Mr. Grise was promoted to, and continues to serve as, Vice President of Operations. In this position, Mr. Grise is responsible for overseeing the manufacturing department, quality control, manufacturing engineering, materials handling, building maintenance, the machine shop, purchasing, drafting, customer specials and converter design. He is also the management representative for the Company's ISO 9001 quality standards program. Mr. Grise received his associates degree in electrical engineering from the Bridgeport Engineering Institute in 1988.

      LAUREN H. SOLOFF

      Lauren H. Soloff, the daughter of Robert and Carole Soloff, joined the Company in early 1995 as Corporate Counsel, Secretary and a director. In May of 1996, Ms. Soloff was promoted to Vice President of Legal Affairs and Investor Relations. From 1993 to 1994, she was employed by the Connecticut law firm of Siegel, O'Connor, Schiff and Zangari as an associate specializing in litigation for labor and employment matters. From 1991 to 1993, she served as a staff attorney for the Office of Solicitor of the U.S. Department of Labor where she was responsible for all aspects of appellate litigation as well as other litigation and counseling duties. Ms. Soloff is a member of the New York and Connecticut bars. She has a bachelor of arts degree from Tufts University and a juris doctorate from the Washington College of Law, American University.

      ALAN BROADWIN

      Alan Broadwin, who has served as a director of the Company since 1995, has acted as an independent consultant in the medical device field from 1993 to date. He also currently serves the Company as a consultant on medical products, focusing on its ultrasonic surgical instruments. In 1988, he joined Valleylab, Inc. and continued in its employ until 1993 holding various positions, including director of ultrasonic technology and director of engineering. Mr. Broadwin holds both bachelor of arts and bachelor of science (mechanical engineering) degrees from Columbia University and a masters degree in science (industrial engineering) degree from the Stevens Institute of Technology.

      STEPHEN J. DRESCHER

      Stephen J. Drescher, who has served as a director of the Company since 1996, is presently the Director of Corporate Finance for Monroe Parker Securities. From 1993 to 1996, he was the President and Chief Executive Officer of Judicate, Inc. (a diversified company). Since 1994, he has been on the Board of Directors of DualStar Technologies Corporation (a mechanical and electronics contractor). He holds a bachelor of arts degree and his juris doctorate from the University of Miami.

      CAROLE SOLOFF

      Carole Soloff, the wife of Robert Soloff, has been a director of the Company since its founding in 1969. Mrs. Soloff is currently the owner and founder of Musings, a company that makes and markets ceramics, which she started in 1993. She has taught French in several junior and senior high schools in New York and Connecticut. Mrs. Soloff has been engaged as a counselor in various mental health programs at the Bronx Psychiatric Center, Hudson River Counseling Service and Danbury Hospital. She has also been a research assistant at Sloan-Kettering Cancer Research Foundation. She holds a bachelor of arts degree from Brooklyn College of the City University of New York and a masters degree in education from the University of Bridgeport. Mrs. Soloff has served as director of the Company since 1969.

      JACK T. TYRANSKY

      Jack T. Tyransky, who has served as a director of the Company since 1995, has been a partner in Allen & Tyransky, a Connecticut certified public accounting firm, since 1975. This firm served as the Company's certified public accountants from 1988 to 1994. He holds a bachelor of science degree in accounting from the University of Maryland and a masters degree in science (taxation) from the University of Hartford.

EXECUTIVE COMPENSATION

      The following table sets forth, for the fiscal years ended June 30, 1996, 1995 and 1994, the annual and long-term compensation for the Company's chief executive officer and its vice president of marketing (the "named executives"). These were the only employees whose annual compensation exceeded $100,000 for the fiscal year ended June 30, 1996.

                           SUMMARY COMPENSATION TABLE
                                                              LONG TERM
                                                            COMPENSATION
                          ANNUAL COMPENSATION                   AWARDS
                   ----------------------------------  ------------------------
                                          OTHER        SECURITIES
NAME AND PRINCIPAL        BASE             ANNUAL       UNDERLYING    ALL OTHER
POSITION           YEAR  SALARY  BONUS COMPENSATION(1) OPTIONS/SARS COMPENSATION
                   ---- -------- ----- --------------- ------------ ------------
ROBERT S. SOLOFF.. 1996 $180,000 $    0   $15,111         $      0  $      0
Chairman of the
  Board, President 1995  150,000 35,000    20,200                0   160,000(2)
and Chief
  Executive
  Officer......... 1994  131,900 40,000    20,500                0   357,000(2)

RICHARD H. BERGER. 1996   87,000 58,766     5,878           10,000         0
Vice President,
  Marketing....... 1995   83,600 36,900     6,000                0   150,000(3)
                   1994   81,300 34,400     8,300                0         0

----------------------

(1) Represents compensation for excess life insurance premium and personal use of company autos. Includes executive insurance benefits for Mr.
    Soloff and profit sharing awards for Mr. Berger.

(2) Represents amounts paid to stockholder for taxes due on S corporation income. This practice is now discontinued based on the Company's status as a C corporation.

(3) Represents amounts paid by the Company to repurchase non-qualified stock options for 50,000 shares of the Company's Common Stock.

     The Company's  non-employee  directors are paid a fee of $300 for attendance at
each of its Board of Directors meetings plus related expenses. In addition, directors Alan Broadwin and Jack Tyransky were granted in fiscal 1996 qualified stock options under the Company's Stock Option Plan, as hereinafter defined, for 1,000 shares of Common Stock. Mr. Broadwin also received compensation from the Company in fiscal 1996 for his work as an independent consultant in the medical device field. Monroe Parker assigned to Mr. Drescher 10,000 Selling Securityholder Options to purchase 10,000 shares of the Company's Common Stock and 10,000 Warrants. See "Certain Relationships and Related Transactions" and "Concurrent Offering--Selling Securityholders."

OPTION AND STOCK APPRECIATION RIGHTS

                     OPTION/SAR GRANTS IN FISCAL 1996(1)

                        NUMBER OF     % OF TOTAL
                       SECURITIES    OPTIONS/SARS
                        UNDERLYING    GRANTED TO   EXERCISE OR
                      OPTIONS/SARS     EMPLOYEES    BASE PRICE
NAME                     GRANTED    IN FISCAL 1996   ($/Sh)(2)  EXPIRATION DATE
----                   ------------ -------------- ------------ ---------------
Robert S. Soloff.....         0            --           --            --
Richard H. Berger....    10,000          14.4 %       $5.00        02/23/01

----------------------

(1) Under the Company's Incentive Stock Option Plan (the "Stock Option Plan"), options to purchase a maximum of 250,000 shares of its Common Stock may be granted to officers, directors and other key employees of Sonics. Options granted under the Plan are intended to qualify as incentive stock options as defined in the Internal Revenue Code of 1986, as amended. The Stock Option Plan is administered by the Board of Directors and a Committee presently consisting of two members of the Board that determines which persons are to receive options, the number of options granted and their exercise prices. In the event an optionee voluntarily terminates employment with the Company, the optionee has the right to exercise accrued options within 30 days of such termination. However, the Company may redeem any accrued option by paying the optionee the difference between the option exercise price and the then fair market value of the Common Stock.

(2) The options were granted under the Company's Stock Option Plan on February 23, 1996. The exercise price is the fair market value of the underlying stock on the date the options were granted. The options vest 1/3 per year for each of the three years following the date of grant.

EMPLOYMENT CONTRACT

      Effective July 1, 1995, the Company entered into an employment agreement with Robert S. Soloff, who is serving as the Company's President, for an initial term expiring June 30, 1998 at an annual base salary of $180,000, $198,000 and $218,000 in each of the three years, respectively. Such base salary may be increased at the discretion of the Board of Directors through (i) any bonus arrangement provided by the Company in its discretion and (ii) other compensation or employee benefit plans and arrangements, if any, provided to other officers and key employees of the Company. Such bonuses will be determined by the non-employee members of the Board of Directors who will take into account the performance of Mr. Soloff and the Company in making such determination. Such bonuses may not exceed 10% of Mr. Soloff's annual compensation for three years. Mr. Soloff is subject to a two-year covenant not to compete with the Company that begins July 19, 1998.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Robert S. Soloff, the Chairman, President, and a director of the Company, and Carole Soloff, a director of the Company, had personally guaranteed all amounts outstanding under the Company's bank line of credit. Upon the successful completion of the Company's Initial Offering in February 1996, such personal guarantees were terminated. The amount outstanding at the time of termination was $770,000.

      In May 1989, the Company granted a non-qualified stock option for 10,976 shares of its Common Stock to Daniel Grise, the Vice President of Operations of the Company, at an exercise price of $.31 per share. In January 1994, the Company granted to Lauren H. Soloff, an officer and director of the Company, non-qualified stock options for 274,390 shares of its Common Stock at an exercise price of $1.03 per share. These options and their exercise prices have been adjusted for the two stock splits which took place prior to the Company's Initial Offering.

      On June 29, 1995, Sonics made a distribution of $500,000 to Mr. Soloff, representing a portion of retained earnings accumulated by the Company while an S corporation. Such $500,000 was used by Mr. Soloff to purchase a certificate of deposit from the Company's bank. The certificate of deposit was pledged by Mr. Soloff to the bank as additional security for the Company's $500,000 demand note. Upon completion of the Company's Initial Offering, such certificate no longer served as security for the Company's borrowings. Upon completion of the Initial Offering, the remainder of the S corporation retained earnings, approximately

$2,509,000, was reclassified as paid-in capital as if the earnings had been distributed to Mr. Soloff and then contributed to the Company.

      During the period from July 1, 1995 through the termination of the S corporation status, the Company made distributions to Mr. Soloff of approximately $496,000, including an adjustable note payable to Mr. Soloff of $450,000, to cover estimated personal income taxes on the Company's S corporation income.

      Stephen J. Drescher, a director of the Company, is a Director of Corporate Finance for Monroe Parker, which served as the underwriter for the Company's Initial Offering in February 1996. In February 1996, Monroe Parker assigned to Mr. Drescher its right to receive Selling Securityholder Options to purchase 10,000 shares of the Company's Common Stock, and 10,000 Warrants to purchase Common Stock.

      In connection with the Initial Offering, Monroe Parker received (i) an underwriting discount of $.50 per share and $.015 per Warrant, or $525,925, (ii) Selling Securityholder Options to purchase 100,000 shares of Common Stock and
100,000 Warrants to purchase Common Stock exercisable over a period of four years commencing February 26, 1997, at exercise prices of $8.25 per share of Common Stock and $.25 per Warrant, which it subsequently assigned to the Selling Securityholders (see "Concurrent Offering--Selling Securityholders"), and (iii) a 3% non-accountable expense allowance of $157,778. In addition, as part of the underwriting arrangements, the Company entered into an agreement retaining Monroe Parker as a financial consultant to the Company for a two year period commencing February 26, 1996 at a fee of $50,000 per year. The full compensation of $100,000 was paid at the closing of the Initial Offering. The Company also agreed to pay Monroe Parker a finder's fee, ranging from 5% of the first $2,000,000 down to 1% of the excess over $5,000,000 of the consideration involved in any transaction (including mergers and acquisitions) consummated by the Company in which Monroe Parker introduced the other party to Sonics during the five year period ending February 26, 2001. In connection with the Initial Offering, the Company also granted to Monroe Parker the right to appoint one person to serve on its Board of Directors or to function as an observer at meetings of the Board, subject to the Company's approval. Mr. Drescher was recommended by Monroe Parker for election to the Board. In addition, the Company and Monroe Parker agreed to indemnify each other against certain liabilities under the Securities Act of 1933.

      Upon the exercise of the Warrants (except for Warrants exercised by Monroe Parker), the Company will pay Monroe Parker a fee of 4% of the aggregate exercise price if certain conditions are met. See "Warrant Solicitation Fee."

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth certain information regarding the Company's Common Stock owned as of February 3, 1997 by (i) each person who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and nominee for director, (iii) each named executive officer, and
(iv) all executive officers and directors as a group.

                                                       Warrants to Purchase
                             Common Stock                  Common Stock
                       --------------------------   -------------------------
                          Amount and                 Amount and
                           Nature of                  Nature of    Percent
 Name and Address of       Beneficial     Percent    Beneficial       Of
 Beneficial Owner (1)      Ownership      of Class    Ownership   Class Owned
 --------------------    -------------    --------   ----------   -----------
Robert S. Soloff......   2,500,000          71.4%          0           *
Richard H. Berger.....      10,000 (2)        *            0           *
Lauren H. Soloff......     274,515 (3)       7.3%          0           *
Carole Soloff.........           0            *            0           *
Jack T. Tyransky......       2,000 (2)        *            0           *
Alan Broadwin.........       1,100 (2)        *            0           *
Stephen J. Drescher...      10,000 (4)        *       10,000 (4)       *
All executive
officers and directors
  as a group
  (8 persons).........   2,818,466 (2)(5)   73.6%     10,000           *

----------------------

* Indicates less than one percent.

(1) The address of each such person is c/o Sonics & Materials, Inc., W. Kenosia Avenue, Danbury CT 06810 and except as otherwise set forth in the footnotes below, all shares are beneficially owned and the sole voting and investment power is held by the persons named.

(2) Represents or includes qualified stock options granted under the Companys' Stock Option Plan.

(3) Represents 274,390 shares of Common Stock issuable upon exercise of currently exercisable non-qualified stock options granted to Ms. Soloff and 125 shares held by Ms. Soloff in a custodial account.

(4) Represents Mr. Drescher's holdings of 10,000 Selling Securityholder Options. Such Options are exercisable for 10,000 shares of Common Stock and 10,000 Warrants to purchase 10,000 shares of Common Stock. If Mr. Drescher were to exercise the Selling Securityholder Options and Warrants in full, he would own 20,000 shares of Common Stock. See "Certain Relationships and Related Transactions."

(5) Includes 274,390 shares and 10,976 shares which are issuable upon exercise of currently exercisable non-qualified stock options granted to Lauren H. Soloff and Daniel Grise, respectively, under the Company's Stock Option Plan and 125 shares that are held by Ms. Soloff in a custodial account.

                          DESCRIPTION OF SECURITIES

GENERAL

      The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, par value $.03 per share, and 2,000,000 shares of Preferred Stock, par value $.01 per share. As of the date hereof, 3,500,100 shares of Common Stock are outstanding and 2,460,366 shares are reserved for issuance pursuant to the Warrants, the Company's Stock Option Plan, non-qualified options and the Selling Securityholder Options. No shares of Preferred Stock have been issued or are outstanding. The following statements are summaries of certain provisions of the Company's Certificate of Incorporation, as amended, By-laws, as amended, and the General Corporation Law of the State of Delaware. These summaries do not purport to be complete and are qualified in their entirety by reference to the full Certificate of Incorporation and By-laws which have been filed as exhibits to the Company's Registration Statement of which this Prospectus is a part.

COMMON STOCK

      Holders of Common Stock possess exclusive voting power for the election of directors and for all other purposes and are entitled to one vote for each share of Common Stock held of record. The Common Stock does not have cumulative voting rights. Holders of Common Stock are entitled to share ratably in all the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of its affairs. The holders of the Common Stock have no preemptive rights with respect to offerings of such shares.

      The outstanding shares of Common Stock are validly issued, fully paid and non-assessable, and the shares of Common Stock offered hereby, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

      Dividends may be paid on Common Stock out of funds legally available for such purposes and when declared by the Board of Directors. Except for certain payments to Mr. Soloff, its former sole stockholder, for tax and other purposes, the Company has not paid any dividends on its Common Stock. The Company intends to follow a policy of retaining any earnings to finance the development and growth of its business. Accordingly, it does not anticipate other payments of dividends in the foreseeable future. See "Risk Factors--Lack of Dividends; Dilution." The payment of dividends, if any rests within the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, its capital requirements and its overall financial condition.

PREFERRED STOCK

      Sonics is authorized to issue up to 2,000,000 shares of Preferred Stock, par value $.01 per share. The Company has no plans to issue or sell shares of Preferred Stock in the foreseeable future. Until February 26, 1997, issuance of such shares of Preferred Stock is subject to the prior consent of Monroe Parker which may not be unreasonably withheld. When and if such shares of Preferred Stock are issued, the holders of such stock will have certain preferences over the holders of Common Stock, including the satisfaction of dividends on any outstanding Preferred Stock. The Board of Directors has the authority to determine the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption and liquidation preferences, and sinking fund terms of any series of Preferred Stock, the number of shares constituting any such series and the designation thereof.

      Such Preferred Stock could also be used to delay, defer or prevent a change in control of the Company or be used to resist takeover offers opposed by Management of the Company. Under certain circumstances, the Board of Directors could create impediments to, or frustrate persons seeking to effect, a takeover or otherwise gain control of the Company by causing shares of Preferred Stock with voting or conversion rights to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines not to be in the best interest of Sonics and its shareholders. In addition, the Company's ability to issue such shares of Preferred Stock with voting or conversion rights could dilute the stock ownership of such person or entity.

WARRANTS

      The Company has authorized the issuance of Warrants ("Warrants") to purchase an aggregate of 1,725,000 shares of Common Stock (exclusive of 100,000 Warrants pursuant to the Selling Securityholder Options) and has reserved an equivalent number of shares for issuance upon exercise of such Warrants. Each Warrant represents the right to purchase one share of Common Stock, commencing February 26, 1997 and expiring February 26, 2001, at an exercise price of $6.00 subject to adjustment. After the expiration date, the Warrants will be void and of no value. The Warrants underlying the Selling Securityholder Options have the same terms and conditions as the Warrants sold in the Company's Initial Offering.

      Until the close of business on February 26, 2001, the Warrants are subject to earlier redemption as follows: If the average of the closing bid prices of the Common Stock (if the Common Stock is then traded in the over-the-counter market) or the average of the closing prices of the Common Stock (if the Common Stock is then traded on a national securities exchange or the NASDAQ National Market or Small Cap System) exceeds $8.00 for any consecutive 20 trading days, then upon at least 10 days prior written notice, the Company will be able to call all (but not less than all) of the Warrants for redemption at a price of $.05 per Warrant.

      The Warrants were issued pursuant to a Warrant Agreement (the "Warrant Agreement") between the Company and American Stock Transfer & Trust Company, as warrant agent (the "Warrant Agent"), and are evidenced by warrant certificates in registered form. The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and number of shares issuable upon exercise on the occurrence of certain events, such as stock dividends or certain other changes in the number of outstanding shares except for shares issued pursuant to any Company stock option plans for the benefit of its employees, directors and agents, the Warrants issued in the Company's Initial Offering, the Selling Securityholder Options, and any equity securities for which adequate consideration is received. The Company is not required to issue fractional shares. In lieu of the issuance of such fractional shares, the Company will pay cash to such holders of the Warrants. In computing the cash payable to such holders, a share of Common Stock will be valued at its price immediately prior to the close of business on the expiration date. The holder of a Warrant will not possess any rights as a stockholder of the Company unless he exercises his Warrant.

      The exercise prices of the Warrants were determined by negotiation between the Company and Monroe Parker and should not be construed to predict or imply that any price increases will occur in the Company's securities.

      The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date (or earlier redemption date) of such Warrants at the offices of the Warrant Agent with the Subscription Form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by official bank or certified check payable to Sonics & Materials, Inc.) for the number of Warrants being exercised.

      The description above is subject to the provisions of the Warrant Agreement, which has been filed as an exhibit to the Registration Statement, a copy of which this Prospectus forms a part, and reference is made to such exhibit for a detailed description thereof.

LISTING ON NASDAQ NATIONAL MARKET SYSTEM

      The Common Stock and Warrants are quoted on the National Association of Securities Dealers, Inc. (Nasdaq), National Market System under the symbols "SIMA" and "SIMAW," respectively.

      No assurance can be given that the Company will continue to meet certain minimum standards for continued listing. If those standards are not met, the Company's listed securities will consequently be delisted, and their price will no longer be quoted in the National Market System. Such result may make it extremely difficult to sell or trade the Company's securities. See "Risk Factors--Qualification and Maintenance Requirements for Nasdaq National Market Listings; Market Volatility" and "Market for Company's Common Equity and Related Stockholder Matters."

TRANSFER/WARRANT AGENT AND REGISTRAR

      American Stock Transfer & Trust Company is the transfer and warrant agent and registrar for the securities of the Company.

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company's Certificate of Incorporation eliminates the liability of its directors and officers for monetary damages for breach of duty in such capacities, subject to certain exceptions. In addition, the Certificate of Incorporation provides for Sonics to indemnify, under certain conditions, directors, officers, employees and agents of the Company against all expenses, liabilities and losses reasonably incurred by such persons in this connection. The foregoing provisions may reduce the likelihood of derivative litigation against directors and officers and may discourage or deter stockholders or management from suing directors for breaches of their duty of care, even though such actions might benefit the Company and its stockholders.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

CERTAIN ANTI-TAKEOVER DEVICES

      Section 203 of the Delaware General Corporation Law ("Section 203") applies to Delaware corporations with a class of voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system or held of record by 2,000 or more persons and which do not elect not to have Section 203 apply. In general, Section 203 prevents an "interested stockholder" (defined generally as any person owning, or who is an affiliate or associate of the corporation and has owned in the preceding three years, 15% or more of a corporation's outstanding voting stock and affiliates and associates of such person) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (1) before such person became an interested stockholder, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) on or subsequent to the date such person became an interested stockholder, the business combination is approved by the
board  of  directors  of  the   corporation  and  authorized  at  a  meeting  of
stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors.

      Section 203 could have the effect of delaying, deferring or preventing a change of control of the Company.

      The Commission has indicated that the use of authorized unissued shares of voting stock could have an anti-takeover effect. In such cases, various specific disclosures to the stockholders are required. It has not been Management's intent to install an anti-takeover device nor is it expected that the Company's authorized but unissued shares of Common Stock would be used for that purpose. In addition, it is not Sonics' intent to rely on any provisions of the Delaware General Corporation Law, including Section 203, for their anti-takeover effects. Any business combination, as that term is used in Section 203, would be reviewed by the Company's Board of Directors solely for its impact on Sonics.

                           CERTAIN TAX CONSIDERATIONS

      The following discussion is a summary of certain anticipated tax consequences of an investment in or, as applicable, the exercise of, the Warrants, the Selling Securityholder Options, the Selling Securityholder Warrants, and the Common Stock under United States Federal income tax law. The discussion does not deal with all possible tax consequences of any such investment or exercise. In particular, the discussion does not address applicable state and local tax laws, the laws of any country other than the United States, or the rules applicable to foreign nationals. Accordingly, each investor should consult his or her tax advisor regarding an investment in or the exercise of the Warrants, the Selling Securityholder Options, the Selling Securityholder Warrants, or the Common Stock. The discussion is based upon laws and relevant interpretations thereof in effect as of the date of this Prospectus, all of which are subject to change.

TAXATION OF PURCHASERS OF WARRANTS, SELLING SECURITYHOLDER OPTIONS, AND SELLING SECURITYHOLDER WARRANTS

      Upon a sale or exchange of a Warrant, Selling Securityholder Option or Selling Securityholder Warrant (collectively "the Exercisable Securities" and individually an "Exercisable Security"), a holder who is not a securities dealer will recognize capital gain or loss equal to the difference between the amount realized upon the sale or exchange and the amount paid by the holder for such Exercisable Security. Such gain or loss will be long-term if, at the time of the sale or exchange, the Exercisable Security was held for more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at more favorable rates than ordinary income or short-term capital gains. Adjustments to the exercise price or conversion ratio, or the failure to make adjustments, may result in the receipt of a constructive dividend by the holder.

      Upon the exercise of an Exercisable Security, a holder's tax basis in the interest acquired will be equal to his tax basis in the Exercisable Security plus the exercise price of the Exercisable Security. For an investor who purchased a Warrant directly from the underwriters in the Company's Initial Offering and who exercises such Warrant, the tax basis in each share of Common Stock will equal $.15, the price paid for the Warrant, plus $6, the exercise price thereof, or a total of $6.15. In the case of the exercise of a Selling Securityholder Option, such basis must be allocated between the Common Stock and the Selling Securityholder Warrant received in proportion to their relative fair market values on the date of exercise. The holding period with respect to the securities received upon exercise of Exercisable Securities will commence on the day after the date of exercise. If an Exercisable Security expires without being exercised, the holder will have a capital loss equal to his tax basis in the Exercisable Security as if the Exercisable Security had been sold on such date for no consideration.

TAXATION OF PURCHASERS OF COMMON STOCK

      An investor receiving a distribution on the Common Stock generally will be required to include such distribution in gross income as a taxable dividend to the extent such distribution is paid from the current or accumulated earnings and profits of the Company (determined under United States Federal income tax principles). Distributions in excess of the earnings and profits of the

Company
generally will first be treated as a nontaxable return of capital to the extent of the investor's tax basis in the Common Stock and any excess as capital gain. Dividends received on the Common Stock by United States corporate shareholders will be eligible for the corporate dividends received deduction.

      With certain exceptions, gain or loss on the sale or exchange of the Common Stock will be treated as capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the investor has held the Common Stock for more than one year at the time of the sale or exchange.

      The foregoing discussion of certain United States Federal tax consequences is not tax advice. Each person considering the purchase or exercise of the Exercisable Securities or the Common Stock should consult his or her own tax advisor with respect to the tax consequences to him or her of the purchase, exercise, ownership and disposition of the foregoing Securities, including the applicability and effect of State and local tax laws, the laws of any country other than the United States, or the effect of any of the foregoing on a foreign national, and of changes in applicable tax laws.

                            WARRANT SOLICITATION FEE

      In connection with the Initial Offering, the Company agreed to pay Monroe Parker a warrant solicitation fee of 4% of the exercise price of any of the Warrants exercised beginning February 26, 1997 (not including Warrants exercised by Monroe Parker) if (i) the market price of the Common Stock on the date the Warrant is exercised is greater than the exercise price of the Warrant, (ii) the exercise of the Warrant was solicited by Monroe Parker and the holder of the Warrant designates Monroe Parker in writing as having solicited such Warrant,
(iii) the Warrant is not held in a discretionary account, (iv) disclosure of the compensation arrangement is made upon the sale and exercise of the Warrants, (v) soliciting the exercise is not in violation of Rule 10b-6 under the Exchange Act, and (vi) solicitation of the exercise is in compliance with the rules of the National Association of Securities Dealers, Inc.

      Rule 10b-6 under the Exchange Act may prohibit Monroe Parker from engaging in any market making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by Monroe Parker of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that Monroe Parker may have to receive a fee for the exercise of Warrants following such solicitation. As a result, Monroe Parker may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable. See "Risk Factors" and "Concurrent Offering--Selling Securityholders' Plan of Distribution."

                             CONCURRENT OFFERING

SELLING SECURITYHOLDER OPTIONS

      In connection with the Company's Initial Offering, the Company agreed to sell the Selling Securityholder Options to Monroe Parker at a price of $.001 per Warrant for each share of Common Stock covered by the Selling Securityholder Options, or a total purchase price of $100. On February 26, 1996, in connection with the Initial Offering, Monroe Parker assigned its rights to purchase
the   Selling   Securityholder   Options  to  the   Selling Securityholders,
each of whom is an affiliate of Monroe Parker. The Selling Securityholder Options entitle the Selling Securityholders to purchase in whole or in part an aggregate of 100,000 shares of Common Stock and an aggregate of 100,000 Warrants. The shares of Common Stock and Warrants subject to the Selling Securityholder Options are in all respects identical to the shares of Common Stock and Warrants sold in the Initial Offering as more fully described under "Description of Securities." The Selling Securityholder Options are exercisable for a four-year period commencing February 26, 1997, at a per share exercise price equal to $8.25 per share of Common Stock and $.25 per Warrant. The Selling Securityholder Options may not be sold, assigned, transferred, pledged or hypothecated until February 26, 1997 except to Monroe Parker or its officers.

      In connection with the Company's Initial Offering, the Company agreed to file, at its expense, during the period beginning February 26, 1997 and ending February 26, 2001, on no more than one occasion at the request of the holders of a majority of the Selling Securityholder Options and the underlying shares of Common Stock and Warrants, and to use its best efforts to cause to become effective, a post-effective amendment to the Registration Statement or a new registration statement under the Securities Act, as required to permit the public sale of the shares of the Common Stock issued or issuable upon exercise of the Selling Securityholder Options. In addition, the Company agreed to give advance notice to holders of the Selling Securityholder Options of its intention to file certain registration statements commencing February 26, 1997 and ending February 26, 2001, and in such cases, holders of such Selling Securityholder Options or underlying shares of Common Stock and Warrants shall have the right to require the Company to include all or part of such shares and Warrants underlying such Selling Securityholder Options in such registration statement at the Company's expense. The Selling Securityholders exercised their right to have included in the Post-Effective Amendment of which this Prospectus forms a part the Selling Securityholder Securities to permit their public sale. Consequently, this Prospectus is also being used by the Selling Securityholders to offer and sell the Selling Securityholder Securities.

      For the life of the Selling Securityholder Options, the holders thereof are given the opportunity to profit from a rise in the market price of the shares of Common Stock and Warrants, which may result in a dilution of the interests of other stockholders. As a result, the Company may find it more difficult to raise additional equity capital if it should be needed for the business of the Company while the Selling Securityholder Options are outstanding. The holders of the Selling Securityholder Options might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain additional equity capital on terms more favorable to the Company than those provided by the Selling Securityholder Options. Any profit realized on the sale of the shares of the Common Stock issuable upon the exercise of the Selling Securityholder Options may be deemed additional underwriting compensation.

SELLING SECURITYHOLDERS

      The Selling Securityholders may offer for resale, from time to time, 100,000 Selling Securityholder Options, 100,000 shares of Common Stock underlying the exercise of the Selling Securityholder Options, 100,000 Selling Securityholder Warrants and 100,000 shares of Common Stock underlying the exercise of the Selling Securityholder Warrants.

      The following table sets forth certain information with respect to each Selling Securityholder for whom the Company is registering the Selling Securityholder Securities for exercise and/or resale to the public. The Company will not receive any of the proceeds from the sale of such securities. Each of the Selling Securityholders is an affiliate of Monroe Parker, the underwriter for the Company's securities in the Initial Offering, and received the Selling Securityholder Securities on February 26, 1996 in connection with the Company's Initial Offering. Stephen J. Drescher is a director of the Company. None of the Selling Securityholders beneficially owns more than 1% of the Company's outstanding Common Stock. See "Management," "Certain Relationships and Related Transactions," "Warrant Solicitation Fee" and "Concurrent Offering--Selling Securityholder Options."

                                   Number of Selling Securityholder
          Selling Securityholders   Options Beneficially Owned (1)
          -----------------------  -------------------------------

           Bryan Herman                        40,000
           Alan Lipsky                         40,000
           John Clancy                         10,000
           Stephen J. Drescher                 10,000
                                              -------
             Total:                           100,000
                                              =======

----------------------

(1) Each Selling Securityholder Option entitles the holder thereof to purchase one share of Common Stock and one Warrant to purchase one share of Common Stock. Upon exercise of the Selling Securityholder Options, such shares and Warrants (and shares of Common Stock underlying exercise of the Warrants) are separately tradable.

SELLING SECURITYHOLDERS' PLAN OF DISTRIBUTION

      The sale of the Selling Securityholder Securities by the Selling Securityholders may be effected from time to time in transactions (which may include block transactions by or for the amount of the Selling Securityholders) in the over-the-counter market or in negotiated transactions, through the writing of options on the securities, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

      The Selling Securityholders may effect such transactions by selling their securities directly to purchasers, through broker-dealers acting as agents for the Selling Securityholders or to broker-dealers who may purchase shares as principals and thereafter sell the securities from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions).

      Each Selling Securityholder has agreed not to exercise the Selling Securityholder Options for a period of one year ending February 26, 1997. Purchasers of the Selling Securityholder Options will not be subject to such restrictions.

      Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Selling Securityholder Options may not simultaneously engage in market making activities with respect to any securities of the Company for a period of at least two (and possibly nine) business days prior to the commencement of such distribution. Accordingly, in the event that Monroe Parker, the underwriter of the Company's Initial Offering, is engaged in a distribution of the Selling Securityholder Options such firm will not be able to make a market in the Company's securities during the applicable restrictive period. However, Monroe Parker has not agreed to nor is it obliged to act as broker/dealer in the sale of the Selling Securityholder Options and the Selling Securityholders may be required, and in the event Monroe Parker is a market maker, will likely be required, to sell such securities through another broker/dealer. In addition, each Selling Securityholder desiring to sell Selling Securityholder Securities will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of the purchases and sales of shares of the Company's securities by such Selling Securityholders. See "Risk Factors."

      The Selling Securityholders and broker-dealers, if any, acting in connection with such sale might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

                                LEGAL MATTERS

      The validity of the Common Stock and the Selling Securityholder Warrants offered hereby has been passed upon for the Company by Tyler Cooper & Alcorn, New Haven, Connecticut.

                                   EXPERTS

      The financial statements of the Company at June 30, 1995 and 1996 appearing in this Prospectus and Registration Statement, as amended, of which this Prospectus is a part, to the extent indicated in their report have been included herein and in the Registration Statement, as amended, in reliance upon the report of Grant Thornton LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                           REPORTS TO STOCKHOLDERS

      The Company is subject to the information requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Securities and Exchange Commission at 450 Fifth Avenue, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the public reference section of the Commission, at that address and at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The Company furnishes its stockholders with annual reports containing financial statements audited by independent auditors and distributes quarterly reports for its first three quarters of each year containing unaudited interim financial information. The Company's Common Stock and Warrants are traded on the Nasdaq National Market System. Information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington, D.C. 20006.

                             ADDITIONAL INFORMATION

      The Company has filed with the Securities and Exchange Commission in Washington, D.C., a Registration Statement, as amended, on Form SB-2 under the Securities Act relating to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, including the exhibits and schedules thereto. The Registration Statement, as amended, including exhibits and schedules thereto may be inspected without charge at the Commission's principal office at 450 Fifth Avenue, Washington, D.C. 20549 or at certain of the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission.

                        INDEX TO FINANCIAL STATEMENTS


                                                                 Page


Report of Independent Certified Public Accountants................F-2


Financial Statements

   Balance Sheets.................................................F-3

   Statements of Income...........................................F-4

   Statement of Stockholders' Equity..............................F-5

   Statements of Cash Flows.......................................F-6

Notes to Financial Statements.....................................F-7

                       REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS





Board of Directors and Stockholders
  SONICS & MATERIALS, INC.


We have audited the accompanying balance sheets of Sonics & Materials, Inc. as of June 30, 1995 and 1996, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sonics & Materials, Inc. as of June 30, 1995 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



/S/GRANT THORNTON LLP
--------------------------
GRANT THORNTON LLP


New York, New York
August 20, 1996

                            Sonics & Materials, Inc.
                                 BALANCE SHEETS

                                        June 30,            December 31,
                                   ----------------------- ------------
               ASSETS                 1995        1996        1996
                                      ----        ----        ----
                                                           (unaudited)
 CURRENT ASSETS
  Cash and cash equivalents
    (Note B-4)                     $ 187,490   $   73,129  $   52,825
  Short-term investments  (Note C)              3,028,032   1,803,491
  Accounts receivable, net of
    allowance for doubtful
    accounts of $45,000 at June
    30, 1995 and 1996, and at
    December 31, 1996 (Note K)      1,949,958   1,953,941   1,834,005
  Inventories (Notes B-1 and D)     2,058,307   3,248,782   3,657,922
  Prepaid income taxes                      -      30,465      15,419
  Deferred income taxes (Note L)            -      80,000      80,000
  Other current assets                 89,741     111,327     107,805
                                   ----------  ----------  ----------
      Total current assets          4,285,496   8,525,676   7,551,467


 PROPERTY AND EQUIPMENT - NET
 (Notes B-2 and E)                    277,807     301,706     341,131

 OTHER ASSETS - NET (Note B-6)        422,102     353,124     372,285
                                   ----------  ----------  ----------
                                   $4,985,405  $9,180,506  $8,264,883
                                   ==========  ==========  ==========

   LIABILITIES AND STOCKHOLDERS'
               EQUITY

CURRENT LIABILITIES
   Notes payable (Note F)          $  650,000   $ 832,813   $  32,813
   Demand note payable (Note G)       500,000     500,000           -
   Current portion of long term
     debt                                   -           -     100,000
   Accounts payable                   537,625     767,620     479,809
   Commissions payable                152,812     160,081     244,788
   Other accrued expenses and
   sundry liabilities (Note B-7)      261,201     254,677     190,142
                                   ----------  ----------  ----------
      Total current liabilities     2,101,638   2,515,191   1,047,552

 LONG TERM DEBT, net of current
   portion                                  -           -     400,000

 COMMITMENTS AND CONTINGENCIES
   (Note H)

 STOCKHOLDERS' EQUITY (Note I)
  Common stock - par value $.03
    per share; authorized,
    10,000,000 shares; issued and
    outstanding, 1,350,000 shares
    at June 30, 1995 and 3,500,100
    shares at June 30, 1996, and
    December 31, 1996                  40,500     105,003     105,003
  Additional paid-in capital          139,237   6,417,126   6,417,126
  Retained earnings                 2,704,030     143,186     295,202
                                   ----------  ----------  ----------
                                   2,883,767   6,665,315    6,817,331
                                   ----------  ----------  ----------
                                   $4,985,405  $9,180,506  $8,264,883
                                   ==========  ==========  ==========

     The accompanying notes are an integral part of these statements.

                            Sonics & Materials, Inc.

                              STATEMENTS OF INCOME
                                                        Six months ended
                              Year ended June 30,         December 31,
                            -----------------------  -----------------------
                               1995        1996         1995        1996
                            ----------- -----------  ----------- -----------
                                                          (unaudited)
 Net sales                   $8,574,845  $9,376,170   $4,392,157  $5,281,755
 Cost of sales                4,228,024   5,091,789    2,193,824   2,729,739
                            ----------- -----------  ----------- -----------
      Gross profit            4,346,821   4,284,381    2,198,333   2,552,016

 Operating expenses
  Selling                     2,450,438   2,832,251    1,429,415   1,560,110
  General and
    administrative              676,239     588,923      297,571     511,771
  Research and development      349,360     372,087      191,727     249,737
  Compensation expense -
  stock options                 106,000           0            0           0
                            ----------- -----------  ----------- -----------
      Total operating
      expenses                3,582,037   3,793,261    1,918,713   2,321,618

 Other income (expense)
  Interest, net                 (12,817)   (100,011)     (46,518)     24,148
  Other                          27,751      45,201       10,048      (1,187)
                            ----------- -----------  ----------- -----------
                                 14,934     (54,810)     (36,470)     22,961

      Income before income
        taxes                   779,718     436,310      243,150     253,359

 Provision (benefit) for
   income taxes (Note L)         45,000      (8,000)      21,668     101,343
                            ----------- -----------  ----------- -----------
      NET INCOME             $  734,718  $  444,310   $  221,482  $  152,016
                            =========== ===========  =========== ===========

 Pro forma data (Note P)
  Historical income before
    taxes                    $  779,718  $  436,310   $  243,150  $  253,359
  Subchapter S
    stockholder's tax
    distribution recorded as
    salary                      160,000           -            -           -
                            ----------- -----------  ----------- -----------
 Income before provision
   for income taxes             939,718     436,310      243,150     253,359

 Provision for income taxes     375,887     174,524       97,260     101,343
                            ----------- -----------  ----------- -----------

      NET INCOME             $  563,831  $  261,786   $  145,890  $  152,016
                            =========== ===========  =========== ===========

 Primary income per share
  Net income per share             $.22        $.09         $.05        $.03
                            =========== ===========  =========== ===========
  Weighted average common
  shares outstanding          2,624,000   3,409,303    2,696,000   4,573,211
                            =========== ===========  =========== ===========
 Fully diluted income per
 share
  Net income per share             $.22        $.08         $.05        $.03
                            =========== ===========  =========== ===========
  Weighted average common
  shares outstanding          2,624,000   3,440,770    2,696,000   4,573,211
                            =========== ===========  =========== ===========


     The accompanying notes are an integral part of these statements.

                            Sonics & Materials, Inc.

                      STATEMENT OF STOCKHOLDERS' EQUITY






                              Common stock   Additional
                           -----------------  paid-in   Retained  Stockholders'
                           Shares  Par value  capital   earnings     equity
                        ---------  --------- ---------- ---------- ------------

 Balance-June 30, 1994    455,555  $  45,556 $  210,181 $2,524,312  $2,780,049

 Purchase of options
 transactions                                   (76,000)               (76,000)
 Distribution to
   stockholder                                            (555,000)   (555,000)
 2.96-for-1 stock split   894,445     (5,056)     5,056
 Net income                                                734,718     734,718
                        ---------  --------- ---------- ---------- ------------

 Balance-June 30, 1995  1,350,000     40,500    139,237  2,704,030   2,883,767

 1.85-for-1 stock split 1,150,000     34,500    (34,500)
 Distribution to
 stockholder                                              (495,730)   (495,730)
 Capital contribution
   from S corporation
   earnings                                   2,509,424 (2,509,424)
 Issuance of common
   stock                1,000,100     30,003  3,802,965              3,832,968
 Net income                                                444,310     444,310
                        ---------  --------- ---------- ---------- ------------
 Balance-June 30, 1996  3,500,100   $105,003 $6,417,126  $ 143,186  $6,665,315
                        =========  ========= ========== ========== ============

 (Unaudited)
 Net income                                                152,016     152,016
                        ---------  --------- ---------- ---------- ------------

 December 31, 1996      3,500,100   $105,003 $6,417,126  $ 295,202  $6,817,331
                        =========  ========= ========== ========== ============











     The accompanying notes are an integral part of these statements.

                            Sonics & Materials, Inc.
                            STATEMENTS OF CASH FLOWS

                                                        Six months ended
                              Year ended June 30,         December 31,
                             ---------------------  -----------------------
                               1995        1996         1995        1996
                             --------- -----------  ----------- -----------
                                                          (unaudited)
 Cash flows from operating
   activities
  Net income                 $  734,718  $  444,310   $  221,482  $  152,016
  Adjustments to reconcile
    net income to net cash
    provided by (used in)
    operating activities
     Depreciation of
       equipment and
       leasehold
       improvements             203,425     236,105       79,307      71,562
     Deferred income taxes                  (80,000)
     Compensation expense
       - stock options          106,000
     Gain on sale of equipment               (2,500)
     Increase (decrease) in
      cash flows from changes
      in operating assets and
      liabilities
        Accounts receivable    (715,587)     (3,983)     356,602     119,936
        Inventory              (165,867) (1,190,475)    (460,695)   (409,139)
        Prepaid income taxes                (30,465)                  15,046
        Other assets           (169,351)    (43,901)      (7,165)    (15,639)
        Accounts payable and
          accrued liabilities    62,721     244,354        7,953    (267,639)
                             ---------- -----------  ----------- -----------
    Net cash provided by
      (used in) operating
      activities                56,059     (426,555)     197,484    (333,857)
                             ---------- -----------  ----------- -----------
 Cash flows from investing
   activities
  Capital expenditures on
   equipment
  and leasehold
    improvements               (148,595)   (149,512)     (71,150)   (110,988)
  Proceeds from sale of
    equipment                                 2,500
  Short-term investments                 (3,028,032)               1,224,541
                             ---------- -----------  ----------- -----------
    Net cash provided by
      (used in) investing
      activities               (148,595) (3,175,044)     (71,150)  1,113,553
                             ---------- -----------  ----------- -----------
 Cash flows from financing
   activities
  Distribution to stockholder  (555,000)   (495,730)     (21,950)
  Cash paid for stock options  (182,000)
  Proceeds from (payments of)
    note payable, net           525,000     150,000     (150,000)    (800,000)
  Proceeds from (payments of)
    demand note payable         500,000                              (500,000)
  Proceeds from long-term debt                                        500,000
  Deferred registration costs   (70,000)                (141,874)
  Proceeds from issuance of
    common stock                          3,832,968
                             ---------- -----------  ----------- -----------
    Net cash provided by
    (used in) financing
    activities                  218,000   3,487,238     (313,824)   (800,000)
                             ---------- -----------  ----------- -----------
      NET INCREASE (DECREASE)
        IN CASH AND CASH
        EQUIVALENTS             125,464    (114,361)    (187,490)    (20,304)
  Cash and cash equivalents
    at beginning of year         62,026     187,490      187,490      73,129
                             ---------- -----------  ----------- -----------
  Cash and cash equivalents
    at end of year           $  187,490      73,129    $      --  $   52,825
                             ==========  ==========  ===========  ==========
 Supplemental disclosures of
   cash flow information:
  Cash paid during
    the year for
    Interest                 $    9,400  $   94,000  $    45,424  $   54,383
                             ==========  ==========  ===========  ==========
    Income taxes             $   32,000  $  150,000  $     1,205  $   88,250
                             ==========  ==========  ===========  ==========



     The accompanying notes are an integral part of these statements.

                            Sonics & Materials, Inc.
                        NOTES TO FINANCIAL STATEMENTS
            June 30, 1995 and 1996 and December  31, 1995 and 1996
     (Information pertaining to December 31, 1995 and 1996 is unaudited)

NOTE A - BUSINESS

   Sonics & Materials, Inc.'s (the "Company") primary business is the manufacturing and distribution of ultrasonic assembly and liquid processing machinery and equipment. Sales are made throughout the United States, Europe, Asia, South America and Australia. The Company's primary location of operations is Danbury, Connecticut.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   1. Inventories

      Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market.

   2. Equipment and Leasehold Improvements

      Equipment and leasehold improvements are carried at cost less accumulated depreciation and amortization. Depreciation using both the declining-balance and straight-line methods is designed to amortize the cost of various classes of assets over their estimated useful lives, which range from five to seven years. Leasehold improvements are amortized over the shorter of the life of the related asset or the term of the lease. Expenditures for replacements are capitalized and the replaced items are retired. Maintenance and repairs are expensed as incurred.

   3. Taxes

      In 1989, the Company elected to be treated as an S Corporation for Federal income tax reporting. An S Corporation is generally treated like a partnership, and is exempt from Federal income taxes with certain exceptions. Accordingly, no provision or liability for Federal income taxes was reflected in the accompanying statements during the period the Company was treated as an S Corporation. Instead, the stockholder reported his pro rata share of corporate taxable income or loss on his respective individual income tax returns. A provision for state income taxes was made for those states not recognizing S Corporation status.

      On February 26, 1996, the Company's S Corporation status terminated with the completion of the Offering as described in Note I. Upon termination of its S Corporation status, the Company uses the liability method for both Federal and state income tax purposes. The effect of the change in status is reflected in income from continuing operations. Such change in status resulted in an increase in deferred tax assets at February 26, 1996 by approximately $91,000 and earnings by the same amount.

   4. Cash Equivalents

      For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                            Sonics & Materials, Inc.
                        NOTES TO FINANCIAL STATEMENTS
            June 30, 1995 and 1996 and December  31, 1995 and 1996
     (Information pertaining to December 31, 1995 and 1996 is unaudited)
                                  (Continued)

   NOTE B (continued)

   5. Revenue Recognition

      Revenue is recognized upon the shipment of finished merchandise to customers. Allowances for sales returns are recorded as a component of net sales in the periods in which the related sales are recognized.

   6. Other Assets

      Demonstration equipment is carried at cost less accumulated depreciation. Depreciation is provided for using the declining-balance method over the estimated useful life of seven years. The net book value is used to calculate any gain or loss on sale of the related demonstration equipment.

      At June 30, 1995 and 1996 and December 31, 1996, the major components of other assets were:

                                        June 30,     June 30,  December 31,
                                         1995          1996         1996
                                        --------     --------  ------------
       Demonstration equipment -
       net of accumulated
         depreciation of $150,557
         and $196,973 at
         June 30, 1995 and 1996,
         and $235,181 for December    $247,960      $270,863     $294,024
         31, 1996, respectively
       Deferred registration costs      70,000
       Other                           104,142        82,261       78,261
                                       -------      --------    ---------

                                      $422,102      $353,124     $372,285
                                       =======       =======     ========


   7. Other Accrued Expenses and Sundry Liabilities

      At June 30, 1995 and 1996 and December 31, 1996, the major components of other accrued expenses and sundry liabilities were:

                                        June 30,      June 30, December 31,
                                         1995          1996         1996
                                       -------       -------       ------
       Accrued payroll               $  81,100     $  76,120     $120,428
       Accrued vacation pay             54,808        59,477       20,000
       Other                           125,293       119,080       49,714
                                       -------       -------       ------

                                      $261,201      $254,677     $190,142
                                      ========      ========     ========

                            Sonics & Materials, Inc.
                        NOTES TO FINANCIAL STATEMENTS
            June 30, 1995 and 1996 and December  31, 1995 and 1996
     (Information pertaining to December 31, 1995 and 1996 is unaudited)
                                (Continued)


   NOTE B (continued)

   8. Use of Estimates

      In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   9. Fair Value of Financial Instruments

      Based on borrowing rates currently available to the Company for bank loans with similar terms and maturities, the fair value of the Company's short-term debt approximates the carrying value. Furthermore, the carrying values of all other financial instruments potentially subject to valuation risk (principally consisting of cash, accounts receivable and accounts payable) also approximate fair value.

  10. Net Income Per Share

      Net income per share is based on the weighted average number of common and common equivalent shares (warrants and options) outstanding during the period, calculated using the modified treasury stock method in fiscal 1996 and the treasury stock method in fiscal 1995, and for the six months ended December 31, 1995 and 1996. (see Note P). The modified treasury stock method limits the assumed purchase of treasury shares to 20% of the outstanding common shares.

      In connection with the initial public offering (see Note I), the Company paid down $670,000 of outstanding debt. If this transaction had occurred as of July 1, 1995, the net income per share would have been the same as the reported net income per share.

  11. Advertising Costs

      All costs related to advertising are expensed in the period incurred. Advertising costs were approximately $221,000 and $180,000 for the years ended June 30, 1996 and 1995, and $76,000 and $130,000 for the six months ended December 31, 1996 and 1995, respectively.

  12. Unaudited Condensed Financial Information

      The information as of and for the six months ended December 31, 1995 and 1996 is unaudited, but includes all adjustments, consisting of only normal recurring accruals, considered necessary for a fair presentation of financial positions and results of operations.


NOTE C - SHORT-TERM INVESTMENT

   The Company has a short-term investment comprised of a U.S. Government agency issue. This investment is classified as available-for-sale and is reported at fair value on the Company's balance sheet. Quoted market prices have been used in determining the fair value of this investment.
   The unrealized gain is not significant.

                            Sonics & Materials, Inc.
                        NOTES TO FINANCIAL STATEMENTS
            June 30, 1995 and 1996 and December  31, 1995 and 1996
     (Information pertaining to December 31, 1995 and 1996 is unaudited)
                                  (Continued)


NOTE D - INVENTORIES

   Inventories consist of the following:

                               June 30,        June 30,    December 31,
                                1995             1996          1996
                            ----------      ----------     -----------
     Raw materials          $  615,462     $   975,332     $ 1,097,377
     Work-in-process         1,086,773       1,501,716       1,682,644
     Finished goods            356,072         771,734         877,901
                            ----------      ----------     -----------

                            $2,058,307      $3,248,782     $3,657,922
                            ==========      ==========     ==========


NOTE E - PROPERTY AND EQUIPMENT

   A summary of equipment and leasehold improvements follows:

                               June 30,        June 30,    December 31,
                                1995             1996         1996
                            ---------        ---------      ---------
     Trade show booth       $  50,494     $     50,494    $    50,494
     Machinery and            518,029          586,063        646,723
     equipment
     Tooling                  103,173          103,762        104,503
     Office furniture and     133,498          143,235        151,143
     equipment
     Leasehold improvements   159,688          174,081        186,101
     Automobiles               32,408           32,408         32,408
     Data processing          301,280          365,240        394,899
                            ---------        ---------      ---------
     equipment
                            1,298,570        1,455,283      1,566,271
     Less accumulated       1,020,763        1,153,577      1,225,140
                            ---------        ---------      ---------
     depreciation

                           $   277,807     $   301,706     $  341,131
                           ===========     ===========     ==========


NOTE F - NOTES PAYABLE

   1. Bank Line of Credit

      The loan agreement with the Village Bank & Trust Company provides for a $1,000,000 collateralized line of credit at one half percent (1/2%) above the prime rate. Notes payable under the loan agreement are collateralized by a security interest in all of the Company's tangible and intangible assets. The Company must also meet certain covenants to comply with the loan agreement, the most important of which are: (a) the Company must maintain its stockholders' equity at a sum at least equal to 75% of the outstanding principal balance of the note, and (b) the President/shareholder must be continuously and actively engaged in the Company business.

                            Sonics & Materials, Inc.
                        NOTES TO FINANCIAL STATEMENTS
            June 30, 1995 and 1996 and December  31, 1995 and 1996
     (Information pertaining to December 31, 1995 and 1996 is unaudited)
                                  (Continued)

   NOTE F (continued)

   2. Note Payable to President/Shareholder

      In connection with the initial public offering (see Note I), the Company paid $45,730 in cash and issued a $450,000 non-interest-bearing note payable to the President and major shareholder as a dividend for the amount of taxes due by him personally for the earnings of the Company from January 1, 1995 through February 26, 1996, a period through which the Company was an S Corporation (see Note B-3). As of June 30, 1996 and December 31,1996, a balance of $32,813 is due.


NOTE G - DEMAND NOTE PAYABLE

   The Company has a demand note payable from Village Bank & Trust Company bearing interest at one-half percent (1/2%) above the prime rate (8.25% at June 30, 1996).


NOTE H - COMMITMENTS AND CONTINGENCIES

   1. Leases

      The  Company  leases  certain   facilities  and  automobiles  under  lease
      agreements that are classified as operating leases and expire in various years through 1998.

      The following is a schedule of future minimum lease payments for operating leases as of June 30, 1996:

                 Year ending June 30,
                    1997                        $232,000
                    1998                          84,000
                                                --------
                                                $316,000
                                                ========

      Rental expense for operating leases totaled approximately $236,000 and $229,000, $121,000 and $133,000 for the years ended June 30, 1995 and
      1996, and the six months ended December 1995, and 1996 respectively.

   2. State of California Sales Tax Audit

      The Company is currently under audit by the California State Board of Equalization for Sales and Use Tax. The Company cannot presently estimate the amount of tax that may be assessed.

                            Sonics & Materials, Inc.
                        NOTES TO FINANCIAL STATEMENTS
            June 30, 1995 and 1996 and December  31, 1995 and 1996
     (Information pertaining to December 31, 1995 and 1996 is unaudited)
                                  (Continued)


NOTE I - STOCKHOLDERS' EQUITY

   1. Initial Public Offering

      On February 26, 1996, the Company successfully completed an initial public offering of 1,000,100 shares of common stock of the Company at an initial offering price of $5.00 per share, and 1,725,000 warrants to purchase 1,725,000 shares of common stock at an exercise price of $6.00 per share with an offering price of $.15 per warrant. The proceeds from the offering were approximately $3,833,000, net of $1,426,000 of costs associated with the offering.

      In connection with the offering, the Company granted to the underwriter an option to purchase 100,000 shares of common stock at an exercise price of $8.25 per share and an option to purchase 100,000 warrants for $.25 per warrant at an exercise price of $8.25 per share, over a period of four years commencing on February 26, 1997.

   2. Stock Splits

      In August 1995, the Company's Board of Directors approved a 2.96-for-1 split of the Company's common stock. A total of 894,445 shares of common stock were issued in connection with the split. The stated par value of each share was changed from $.10 to $.03. A total of $5,056 was reclassified from the Company's common stock account to the Company's additional paid-in capital account.

      In February 1996, the Company's Board of Directors approved a 1.85-for-1 split of the Company's common stock. A total of 1,150,000 shares of common stock were issued in connection with the split. The stated par value of each share remained at $.03. A total of $34,500 was reclassified from the Company's additional paid-in capital account to the Company's common stock account.

      All share and per share amounts in the financial statements have been restated to retroactively reflect the above stock splits.

   3. Distribution to Stockholder

      During the period from July 1, 1995, through the termination of the S Corporation status, the Company distributed approximately $496,000, including an adjustable note payable to the stockholder of $450,000, to cover estimated taxes on S Corporation income (see Note F).

   4. Capital Contribution

      As of February 26, 1996, undistributed S Corporation retained earnings of approximately $2,509,000 have been reclassified as additional paid-in capital as if the earnings had been distributed to the stockholder and then contributed to the Company.

                            Sonics & Materials, Inc.
                        NOTES TO FINANCIAL STATEMENTS
            June 30, 1995 and 1996 and December  31, 1995 and 1996
     (Information pertaining to December 31, 1995 and 1996 is unaudited)
                                  (Continued)


NOTE I (continued)

   5. Stock Options

      a.Incentive Stock Option Plan

        Under the Company's Incentive Stock Option Plan (the "Plan"), options to purchase a maximum of 250,000 shares of its common stock may be granted to officers, directors and other key employees of Sonics. Options granted under the Plan are intended to qualify as incentive stock options as defined in the Internal Revenue Code of 1986, as amended.

        The Plan is administered by the Board of Directors and a Committee presently consisting of two members of the Board that determine which persons are to receive options, the number of options granted and their exercise prices. In the event an optionee voluntarily terminates their employment with the Company, the optionee has the right to exercise their accrued options within thirty (30) days of such termination. However, the Company may redeem any accrued option held by each optionee by paying them the difference between the option exercise price and the then fair market value.

        On February 11, 1996, the Board of Directors approved a plan to grant options for 80,000 shares of common stock of the Company at the initial offering price of $5.00 per share. Subsequently, the approval to grant options to acquire 10,500 shares of the common stock was rescinded by the Board of Directors. As of June 30, 1996, options to purchase 69,500 shares of common stock were granted to 26 officers, directors and key employees of the Company. The options will expire on February 11, 2006.

                            Sonics & Materials, Inc.
                        NOTES TO FINANCIAL STATEMENTS
            June 30, 1995 and 1996 and December  31, 1995 and 1996
     (Information pertaining to December 31, 1995 and 1996 is unaudited)
                                  (Continued)


NOTE I (continued)

      b.Non-qualified Stock Options

        The Company has also granted a non-qualified stock option for 10,976 shares of common stock to an officer at an exercise price of $.31 per share. In January 1994, the Company granted a non-qualified stock option for 274,390 shares of common stock to an officer at an exercise price of $1.03 per share. These options expire on January 1, 2004.

        For the two years ended June 30, 1996, option activity was as follows:

                                      Incentive options Non-qualified options
                                      ----------------- ---------------------
                                      Number     Option   Number     Option
                                     of shares   prices  of shares   prices
                                     ---------   ------  --------- -----------
          Outstanding at July 1, 1994
            Granted                                        285,366  $0.31-$1.03
            Exercised
            Canceled
                                                         ---------
         Outstanding at June 30, 1995
            Granted                    69,500     $5.00    285,366  $0.31-$1.03
            Exercised
            Canceled
                                     --------            ---------
          Outstanding at
            June 30, 1996 and
            December 31,1996           69,500     $5.00    285,366  $0.31-$1.03
                                     ========            =========


NOTE J - 401(k) PLAN AND PROFIT SHARING PLAN

   The Company has a 401(k) plan for eligible employees. The 401(k) plan provides for eligible employees to elect to contribute to the plan up to 15% of their annual compensation. In addition, the 401(k) plan provides for the Company to make additional distributions at its discretion up to 4% of the participant's annual compensation. Expenses under the plan totaled approximately $2,000 and $21,000 for the years ended June 30, 1995 and 1996 respectively, and $9,000 and $15,000 for the six months ended December 31, 1995 and 1996, respectively.

    The Company also has a non-qualified profit sharing plan. Under the plan the Company distributes 10% of pre-tax profits, based on a three month moving average. Expenses under the plan totaled approximately $90,000 and $64,000 for the years ended June 30, 1995 and 1996, respectively, and $41,000 and $29,000 for the six months ended December 31, 1995 and 1996, respectively, which have been allocated to cost of sales, selling, general and administrative, and research and development expenses.

                            Sonics & Materials, Inc.
                        NOTES TO FINANCIAL STATEMENTS
            June 30, 1995 and 1996 and December  31, 1995 and 1996
     (Information pertaining to December 31, 1995 and 1996 is unaudited)
                                  (Continued)


NOTE K - CONCENTRATION OF CREDIT RISK

   Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. Credit risk on receivables is minimized as a result of the diverse nature of the Company's worldwide customer base. The Company generally requires no collateral from its customers.

   Net sales by geographic area for the periods ended are as follows:

                         Year ended June 30,        Six months ended December
                                                               31,
                     ----------------------------  ----------------------------
                          1995          1996           1995           1996
                     -------------  -------------  -------------  -------------
      United States   $5,699,000     $6,320,000      $2,840,000    $3,430,000
      Europe           1,279,000      1,376,000         881,000       592,000
      Asia/Pacific     1,159,000        967,000         467,000       915,000
      Rim
      Canada and         269,000        396,000         144,000       267,000
      Mexico
      Other              169,000        317,000          60,000        78,000
                     -------------  -------------  -------------  -------------

                      $8,575,000     $9,376,000      $4,392,000    $5,282,000
                     =============  =============  =============  =============


NOTE L - INCOME TAXES

   Prior to the completion of the initial public offering, the Company had, since 1989, elected to be treated as an S Corporation for Federal income tax reporting purposes. An S Corporation is generally treated like a partnership, and is exempt from Federal income taxes with certain exceptions. The S Corporation stockholder reported his pro rata share of corporate taxable income or loss on his individual income tax returns. A provision for state income taxes was made for those states not recognizing S Corporation status. The Company's S Corporation status terminated with the completion of the initial public offering described in Note I-1.

   Subsequent to the initial public offering, the Company accounts for income taxes using the liability method under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                            Sonics & Materials, Inc.
                        NOTES TO FINANCIAL STATEMENTS
            June 30, 1995 and 1996 and December  31, 1995 and 1996
     (Information pertaining to December 31, 1995 and 1996 is unaudited)
                                  (Continued)


NOTE L (continued)

   The components of the provision for taxes on income are as follows:

                               Year ended June 30,        Six months ended
                                                            December 31,
                              ----------------------  -------------------------
                                  1995      1996           1995         1996
                              ----------  ---------   ----------  -------------
      U.S. Federal
        Current tax
          provision                       $ 50,000                    $78,541
        Deferred tax benefit               (68,000)                         -
                              ----------  ----------  -----------  ------------

                                           (18,000)                     78,541
                                          ----------               ------------

      State
        Current tax provision   $45,000     22,000      $21,668         22,802
        Deferred tax benefit               (12,000)
                              ----------  ----------  -----------  ------------

                                 45,000     10,000       21,668         22,802
                              ----------  ----------  -----------  ------------

      Total income tax
      provision (benefit)       $45,000    $(8,000)     $21,668       $101,343
                              ==========  ==========  ===========  ============


   The tax effect of temporary differences which give rise to deferred tax assets and liabilities at June 30, 1996 and December 31, 1996 are as follows:

      Accrued expenses                    $22,000
      Allowance for doubtful accounts      17,000
      Inventory                            41,000
                                           ------

      Net deferred tax asset              $80,000
                                           ======

                            Sonics & Materials, Inc.
                        NOTES TO FINANCIAL STATEMENTS
            June 30, 1995 and 1996 and December  31, 1995 and 1996
     (Information pertaining to December 31, 1995 and 1996 is unaudited)
                                  (Continued)
NOTE L (continued)

   The following is a reconciliation of the statutory Federal income tax rate to the effective rate reported in the financial statements:

                       Year ended June 30,            Six months ended December 31,
                    -------------------------------  ------------------------------------
                         1995            1996            1995            1996
                    ---------------  --------------  ---------------  -------------------

                              Percent           Percent         Percent          Percent
                                of                of              of               of
                     Amount   Income    Amount  Income  Amount  Income   Amount   Income
                    --------  -------  -------- ------  ------- ------- -------- --------
Provision for
Federal income
taxes at the
statutory rate                        $148,000   34.0%                  $86,142   34.0%
State and local
taxes, net of
Federal income tax
benefit             $45,000     5.8%    15,000    3.4   $21,668   8.9%   15,201    6.0%
Tax effect of S
Corporation
earnings during the
year                                   (99,000) (22.8)
Deferred tax
benefit from
the effect of
conversion to
C Corporation status                   (91,000) (20.9)
Nondeductible
expenses                                 7,000    1.6
Other                                   12,000    2.8
                    --------  -------  -------- ------  ------- ------- -------- --------
Actual provision
(benefit) for
income taxes        $45,000     5.8%  $ (8,000)  (1.9)% $21,668   8.9%  101,343   40.0%
                    ========  ======= ========= ======  ======= ======= ======== ========

NOTE M - EMPLOYMENT AGREEMENT

   Effective July 1, 1995, the Company entered into an employment agreement with its President for an initial term expiring in three years at an initial annual base salary of $180,000, $198,000 and $218,000 in each of the three years, respectively. Such base salary may be increased at the discretion of the Board of Directors as follows: (i) any bonus arrangement provided by the Company in its discretion and (ii) other compensation or employee benefit plans and arrangements, if any, provided to other officers and key employees of the Company.


NOTE N - EFFECT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

   In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows (undiscounted) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of that loss would be based on the fair value of the assets.

                            Sonics & Materials, Inc.
                        NOTES TO FINANCIAL STATEMENTS
            June 30, 1995 and 1996 and December  31, 1995 and 1996
     (Information pertaining to December 31, 1995 and 1996 is unaudited)
                                  (Continued)


NOTE N (continued)

    SFAS No. 121 also generally requires long-lived assets and certain identifiable intangibles to be disposed of to be reported at the lower of the carrying amount or the fair value less cost to sell. Effective July 1, 1996, the Company adopted SFAS No. 121 and no impairment losses have been required.

   In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." SFAS No. 123 defines a fair value based method of accounting for an employee stock option. Fair value of the stock option is determined considering factors such as the exercise price, the expected life of the option, the current price of the underlying stock and its volatility, expected dividends on the stock, and the risk-free interest rate for the expected term of the option. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period. A company may elect to adopt SFAS No. 123 or elect to continue accounting for its stock option or similar equity awards using the intrinsic method, where compensation cost is measured at the date of grant based on the excess of the market value of the underlying stock over the exercise price. If a company elects not to adopt SFAS No. 123, then it must provide pro forma disclosure of net income and earnings per share, as if the fair value based method has been applied.

   SFAS No. 123 is effective for the fiscal year beginning on July 1, 1996. Pro forma disclosures for entities that elect to continue to measure compensation cost under the old method must include the effects of all awards granted in fiscal years that begin after December 15, 1994. Effective July 1, 1996, the Company has elected to account for stock-based compensation plans under the intrinsic method.


NOTE O - RELATED PARTY TRANSACTIONS

   The Company paid $22,000 to a member of the Board of Directors for consulting services during the year ended June 30, 1996.


NOTE P - PRO FORMA INFORMATION

   1. Pro Forma Statements of Income

      Pro forma adjustments in the statements of income for the years ended June 30, 1995 and 1996 and for the six months ended December 31, 1995 reflect:
      (1) a provision for income taxes based upon pro forma pretax income as if the Company had been subject to Federal and additional state and local taxes for the full periods; (2) adjustments for distribution of additional salary for the President/stockholder, representing the estimated personal income tax owed on the S Corporation income.

                            Sonics & Materials, Inc.
                        NOTES TO FINANCIAL STATEMENTS
            June 30, 1995 and 1996 and December  31, 1995 and 1996
     (Information pertaining to December 31, 1995 and 1996 is unaudited)
                                  (Continued)


NOTE P (continued)

   2. Pro Forma Income Taxes

      As discussed in Note B-3, the Company elected to be taxed as an S Corporation pursuant to the Internal Revenue Code. In connection with the Offering, the Company terminated its S election and became subject to Federal and additional state and local income tax. The pro forma provision for income taxes represents the income tax provisions that would have been reported had the Company been subject to Federal and additional state and local income taxes for the years ended June 30, 1995 and 1996 and for the six months ended December 31, 1995.

      The pro forma income tax provision has been prepared in accordance with SFAS No. 109. The pro forma provision for income taxes, after giving effect to the Federal statutory rate of 34% and state and local taxes, a net effective rate of 6%, consists of the following:

                                            Six months
                    Year ended June 30,        ended
                                             December
                                                31,
                   ----------------------   ------------
                    1995         1996          1995
                   ----------  ----------   ------------
        Federal    $291,312    $135,256       $75,376
        State and
        local        84,575      39,268        21,884
                   ----------  ----------   ------------

                   $375,887    $174,524       $97,260
                   ==========  ==========   ============

   3. Pro Forma Net Income

      Represents  the  historical   amounts  after  the  pro  forma  adjustments
      discussed above.

   4. Pro Forma Net Income Per Share

      Represents net income per share including the weighted average number of shares outstanding immediately prior to the closing of the offering, after giving effect to a 2.96-for-1 stock split and a second stock split of 1.85-for-1 and shares issued in the Offering (see Note I). The calculations also reflect the dilutive effect of shares issuable for common stock equivalents.

==============================================================================
  No dealer, salesperson, or any other person has been authorized to give any information or to make any representations or projections of future performance other than those contained in this Prospectus, any such other information, projections or representations, if given or made, must not be relied upon as having been so authorized. The delivery of this prospectus or any sale hereunder at any time does not imply that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.

                           ------------------------

                              TABLE OF CONTENTS
                                Page
Prospectus Summary............      2
Summary Financial Information.      4
Risk Factors..................      5
Cautionary Statement Regarding
  Forward-Looking Information.      9
Dilution......................      9
Market for Company's Common
Equity                             10
  and Related Stockholder
Matters.......................
Use of Proceeds...............     10
Dividend Policy...............     11
Capitalization................     11
Selected Financial Data.......     12
Management's Discussion and
Analysis of                        13
  Financial Condition and
Results of Operations.........
Business......................     16
Management....................     22
Certain Relationships and          25
Related Transactions..........
Security Ownership of Certain      27
Beneficial Owners.............
Description of Securities.....     27
Certain Tax Considerations....     30
Warrant Solicitation Fee......     31
Concurrent Offering...........     31
Legal Matters.................     33
Experts.......................     33
Reports to Stockholders.......     33
Additional Information........     33
Index to Financial Statements.    F-1

==============================================================================


                                1,725,000 SHARES
                                       OF
                                  COMMON STOCK
                (Underlying the Exercise of Outstanding Warrants)

                 100,000 OPTIONS TO PURCHASE SHARES OF COMMON
                               Stock and Warrants

                         100,000 SHARES OF COMMON STOCK
                    (Underlying the Exercise of the Options)

                  100,000 WARRANTS TO PURCHASE COMMON STOCK
                    (Underlying the Exercise of the Options)

                         100,000 SHARES OF COMMON STOCK
                  (Underlying the Exercise of the Warrants)


                            SONICS & MATERIALS, INC.





                           ------------------------

                                   PROSPECTUS
                           ------------------------






                              February 14, 1997










==============================================================================

                                   PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Registrant's Board of Directors has authorized it to provide a general indemnification to its officers, directors, employees and agents regarding any claims or liabilities incurred in the course of their employment. In addition, its certificate of incorporation and by-laws provide for such indemnification.

      The Delaware General Corporation Law ("DGCL") provides that each officer, director, employee and agent of the Company shall be indemnified by the Registrant against certain costs, expenses and liabilities which he or she may incur in his or her capacity as such.

      Section 145 of DGCL - "Indemnification of Officers, Directors, Employees and Agents; Insurance" provides:

      "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and , with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create of presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

      (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth on subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or (2)if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (c) by the stockholders.

      (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

      (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

      (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this action.

      (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation of merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

      (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

      (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

Item 25.  Other Expenses of Issuance and Distribution(1)(2)

           Registration fee........................$     0
           NASD filing fee.........................      0
           Blue sky fees and expenses..............  3,000
           Legal fees and expenses................. 20,000
           Accounting fees and expenses............  3,000
           Warrant Agent Fees......................  1,000
           Printing and engraving..................  3,000
           Miscellaneous...........................  2,000
                                                    ------
           Total................................... 40,000
                                                    ======
----------------------

(1)  Expenses incurred in connection with the proposed offering hereunder.
(2)  All expenses will be paid by the Company and are estimated.


Item 26.  RECENT SALE OF UNREGISTERED SECURITIES

      None.

Item 27.  EXHIBITS

      The  following  is a list of exhibits  filed as part of this  Registration
Statement:

Exhibit
Number          Description of Document                      Method of Filing
------          -----------------------                      ----------------

    1.1         Underwriting Agreement                            (3)
    1.2         Selected Dealer Agreement                         (3)
    1.3         Financial Consulting Agreement                    (3)
    1.5         Form of Underwriter's Options to purchase Shares  (3)
                and Warrants
    3.1         Certificate of Incorporation of the Registrant,   (3)
                as amended
    3.2         Amended By-laws of the Registrant                 (2)
    4.1         Specimen Common Stock Certificate of Registrant   (2)
    4.2         Specimen Warrant Certificate of Registrant        (3)
    4.3         Form of Warrant Agreement between Registrant      (3)
                and Warrant Agent
    5.1         Opinion re:  legality                             Filed herewith
   10.1         Forms of Employment Agreement between the
                Registrant and Robert S. Soloff                   (1)
   10.3         Incentive Stock Option Plan and form of Stock     (1)
                 Option Agreement
   10.4         Original Office Lease and Amendments between the  (1)
                Registrant and Nicholas R. Dinapoli, Jr. DBA
                Dinapoli Holding Co. (Danbury, CT)
   10.5         Lease between Registrant and Aston Investment     (1)
                Associates (Aston, PA)

Exhibit
Number          Description of Document                      Method of Filing
------          -----------------------                      ----------------

   10.6         Amended Lease between Registrant and Robert      (5)
                Lenert (Naperville, IL)
   10.7         Lease between Registrant and Janine Berger       (1)
                (Gland, Switzerland)
   10.8         Form of Sales Representative Agreement           (1)
   10.9         Form of Sales Distribution Agreement             (1)
   10.10        Consulting Agreement dated October 17, 1995      (3)
                between the Registrant and Alan Broadwin
   16.1         Change of Accountants' Letter                    (1)
   23.1         Consent of Independent Certified Public
                Accountants                                      Filed herewith
   23.2         Consent of Independent Public Accountants        (1)
   23.3         Consent of Company Counsel (to be included in    Filed herewith
                its opinion to be filed as Exhibit 5.1)
   24.1         Power of Attorney                                (6)
   27.1         Financial Data Schedule                          (6)

----------------------

(1)   Previously filed with Registration Statement No. 33-96414.
(2)   Previously filed with Amendment No. 1 to Registration Statement No.
      33-96414.
(3)   Previously filed with Amendment No. 2 to Registration Statement No.
      33-96414.
(4)   Previously filed with Amendment No. 3 to Registration Statement No.
      33-96414.
(5)   Previously filed with Amendment No. 4 to Registration Statement No.
      33-96414.
(6) Previously filed with Post-Effective Amendment No. 1 to Registration Statement No. 33-96414.

Item 28.  UNDERTAKINGS

      (a) The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, post-effective amendments to this registration statement to:

                (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information, set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Danbury, State of Connecticut on February 14, 1997.

                            SONICS & MATERIALS, INC.



                               By: /s/ROBERT S. SOLOFF
                                   -----------------------------
                                      Robert S. Soloff
                                   Chairman and President

      In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement was signed by the following persons in the capacities and on the dates stated:

      Signature                 Title                  Date


          *            Chairman, President,     February 14, 1997
                         Treasurer, Chief
 ......................
 (Robert S. Soloff)    Executive Officer and
                         Chief Financial
                         Officer


 /s/Lauren H. Soloff   Secretary and Director   February 14, 1997
 ......................
 (Lauren H. Soloff)


          *            Director                 February 14, 1997
 ......................
   (Carole Soloff)


          *            Director                 February 14, 1997
 ......................
 (Jack T. Tyransky)


          *            Director                 February 14, 1997
 ......................
   (Alan Broadwin)


          *            Accounting Manager;      February 14, 1997
                         Principal
 ......................
   (Christopher S.       Accounting Officer;
      Andrade)           Principal Accounting
                         Officer


          *            Director                 February 14, 1997
 ......................
(Stephen J. Drescher)


*/s/LAUREN H. SOLOFF                            February 14, 1997
 ......................
 By Lauren H. Soloff
 as attorney-in-fact

                                  EXHIBIT INDEX


Exhibit
Number                Description of Document                  Method of
Filing

    1.1     Underwriting Agreement                               (3)
    1.2     Selected Dealer Agreement                            (3)
    1.3     Financial Consulting Agreement                       (3)
    1.5     Form of Underwriter's Options to purchase Shares     (3)
            and Warrants
    3.1     Certificate of Incorporation of the Registrant,      (3)
            as amended
    3.2     Amended By-laws of the Registrant                    (2)
    4.1     Specimen Common Stock Certificate of Registrant      (2)
    4.2     Specimen Warrant Certificate of Registrant           (3)
    4.3     Form of Warrant Agreement between Registrant         (3)
            and Warrant Agent
    5.1     Opinion re:  legality                                Filed herewith
   10.1     Forms of Employment Agreement between the Registrant (1)
            and Robert S. Soloff
   10.3     Incentive Stock Option Plan and form of Stock Option (1)
            Agreement
   10.4     Original Office Lease and Amendments between the     (1)
            Registrant and Nicholas R. Dinapoli, Jr. DBA
            Dinapoli Holding Co. (Danbury, CT)
   10.5     Lease between Registrant and Aston Investment        (1)
            Associates (Aston, PA)
   10.6     Amended Lease between Registrant and Robert Lenert   (5)
            (Naperville, IL)
   10.7     Lease between Registrant and Janine Berger (Gland,   (1)
            Switzerland)
   10.8     Form of Sales Representative Agreement               (1)
   10.9     Form of Sales Distribution Agreement                 (1)
   10.1     Consulting Agreement dated October 17, 1995 between  (3)
            the Registrant and Alan Broadwin
   16.1     Change of Accountants' Letter
   23.1     Consent of Independent Certified Public Accountants  Filed herewith
   23.2     Consent of Independent Public Accountants            (1)
   23.3     Consent of Company Counsel (to be included in its    Filed herewith
            opinion to be filed as Exhibit 5.1)
   24.1     Power of Attorney                                    (6)
   27.1     Financial Data Schedule                              Filed herewith

----------------------

(1)   Previously filed with Registration Statement No. 33-96414.
(2)   Previously filed with Amendment No. 1 to Registration Statement No.
      33-96414.
(3)   Previously filed with Amendment No. 2 to Registration Statement No.
      33-96414.
(4)   Previously filed with Amendment No. 3 to Registration Statement No.
      33-96414.
(5)   Previously filed with Amendment No. 4 to Registration Statement No.
      33-96414.
(6) Previously filed with Post-Effective Amendment No. 1 Registration Statement No. 33-96414.